     SECOND
     AMENDED AND RESTATED
     REDUCING REVOLVING CREDIT AGREEMENT


     Dated as of April 10, 1996

     By and Among

     DYERSBURG CORPORATION,

     DYERSBURG FABRICS INC., AND

     DFIC, INC., as Guarantors,

     DYERSBURG FABRICS LIMITED PARTNERSHIP, I, as Borrower


     AND


     SUNTRUST BANK, ATLANTA, individually and as Agent,

     NATIONAL CITY BANK, KENTUCKY,

     NBD BANK,

     THE BANK OF TOKYO-MITSUBISHI, LTD., ATLANTA AGENCY, and

     WACHOVIA BANK OF GEORGIA, N.A.


     TABLE OF CONTENTS

     Page

ARTICLE I DEFINITIONS    3

1.01 Definitions    3
1.02 Accounting Terms    13

ARTICLE II     AMOUNT AND TERMS OF LOANS     13

2.01 Commitments and Revolving Credit Notes  13
2.02 Interest on Revolving Credit Notes 16
2.03 Method of Borrowing Under the Commitments    16
2.04 Revolving Credit Note Interest Payment Dates 17
2.05 Prepayment of Borrowings Under the Commitments    18
2.06 Revolving Credit Period; Termination Date    18
2.07 Optional Reduction of Commitments  18
2.08 Commitment Fee 19
2.09 Letter of Credit Fees    19
2.10 Continuation of Borrowings Pursuant to
  Original Agreement; Use of Proceeds   19

ARTICLE III    [INTENTIONALLY OMITTED]  19

ARTICLE IV     GENERAL PAYMENT PROVISIONS    19

4.01 Making of Payments  19
4.02 Default Rate of Interest 20
4.03 Selection of Successive Interest Rates
and Interest Periods     20
4.04 Proration of Payments    20
4.05 Banks' Obligations Several    21
4.06 Calculation of Interest  21
4.07 Illegality     21
4.08 Increased Costs     21
4.09 Failure to Complete Borrowings     22
4.10 Capital Adequacy    22
4.11 Survival  23
4.12 Change of Lending Office 23
4.13 Replacement of Banks     23

ARTICLE V CONDITIONS TO BORROWINGS 24

5.01 Conditions Precedent to Initial Advances     24
5.02 Conditions Precedent to Each Advance    26

ARTICLE VI     REPRESENTATIONS AND WARRANTIES     27

6.01 Existence 27
6.02 Power and Authority; Contravention 27
6.03 Enforceability 28
6.04 Governmental Consent     29
6.05 Subsidiaries   29
6.06 Insurance 29
6.07 Financial Statements     29
6.08 Taxes     30
6.09 Actions Pending     30
6.10 Title to Properties 30
6.11 Federal Reserve Regulations   30
6.12 ERISA     31
6.13 Outstanding Debt    31
6.14 Conflicting Agreements or Other Matters 31
6.15 Pollution and Environmental Control     32
6.16 Possession of Franchises, Licenses, Etc.     33
6.17 Disclosure     33
6.18 Solvency  33
6.19 Transaction    34

ARTICLE VII    AFFIRMATIVE COVENANTS    34

7.01 Corporate or Partnership Existence;
Maintenance of Properties     34
7.02 Compliance with Laws, Etc.    34
7.03 Taxes and Claims    35
7.04 Compliance with Other Agreements   35
7.05 Inspection of Property   35
7.06 Insurance 35
7.07 Business  35
7.08 Keeping of Books    36
7.09 Reporting Covenants 36
7.10 Financial Covenants 39

ARTICLE VIII  NEGATIVE COVENANTS   40

8.01 Liens, Etc.    40
8.02 Limitations on Restricted Payments 41
8.03 Debt 42
8.04 Restrictions on Loans, Advances,
Investments and Contingent Liabilities  42
8.05 Merger and Sale of Assets     44
8.06 Issuance of Stock or Partnership Interest
by Subsidiaries     44
8.07 Sale and Lease-Back 44
8.08 Sale or Discount of Receivables    45
8.09 Compliance with ERISA    45
8.10 Activities of Guarantors 45
8.11 Executive Offices   45
8.12 Prepayment of Debt  45
8.13 Amendment of Partnership Agreement 45

ARTICLE IX     EVENTS OF DEFAULT AND REMEDIES     46

9.01 Events of Default   46
9.02 Remedies on Default 49

 ARTICLE X     THE AGENT 50

10.01     Appointment and Authorization 50
10.02     Nature of Duties of the Agent 51
10.03     Lack of Reliance on the Agent 51
10.04     Certain Rights of the Agent   51
10.05     Liability of the Agent   52
10.06     Indemnification     53
10.07     Agent and Affiliates     54
10.08     Successor Agent     54
10.09     Agent's Fees   54

ARTICLE XI     MISCELLANEOUS  55

11.01     No Waiver 55
11.02     Notices   55
11.03     Governing Law  56
11.04     Survival of Representations and Warranties   56
11.05     Descriptive Headings     56
11.06     Severability   56
11.07     Time is of the Essence   56
11.08     Counterparts   56
11.09     Payment of Costs    56
11.10     Successors and Assigns   57
11.11     Cumulative Remedies; No Waiver     57
11.12     Amendments; Consents     57
11.13     Set-Off   58
11.14     Indemnity 58
11.15     Usury     58
11.16     Jurisdiction and Venue   58
11.17     Construction   59
11.18     Entire Agreement    59
11.19     No Novation    59

Exhibit A     -     Form of Second Amended and Restated
Revolving Credit Note

Exhibit B     -     Form of Closing Certificate

Exhibit C     -     Opinion of Borrower's Counsel

Exhibit D    -      Subsidiaries

Exhibit E     -     Litigation

Exhibit F     -     Employee Benefit Plans

Exhibit G     -     Conflicting Agreements

Exhibit H     -     Trademarks

Exhibit I      -    Compliance Certificate

Exhibit J      -    Existing Liens


     SECOND AMENDED AND RESTATED REDUCING
     REVOLVING CREDIT AGREEMENT


THIS SECOND AMENDED AND RESTATED REDUCING REVOLVING CREDIT AGREEMENT, dated as of April 10, 1996 (the "Agreement"), by and among DYERSBURG FABRICS LIMITED PARTNERSHIP, I, a limited partnership organized and existing under the laws of the State of Tennessee (the "Borrower"), DYERSBURG CORPORATION, a corporation organized and existing under the laws of the State of Tennessee (the "Holding Company"), DYERSBURG FABRICS INC., a corporation organized and existing under the laws of the State of Tennessee ("DFI"), DFIC, INC., a corporation organized and existing under the laws of the State of Delaware ("Investment;" the Holding Company, DFI and Investment sometimes individually referred to herein as a "Guarantor" and collectively as the "Guarantors"), and SUNTRUST BANK, ATLANTA (formerly known as Trust Company Bank), a Georgia banking association, NATIONAL CITY BANK, KENTUCKY, a national banking association, NBD BANK (formerly known as NBD Bank, N.A.), a Michigan banking corporation, THE BANK OF TOKYO-MITSUBISHI, LTD., ATLANTA AGENCY formerly known as The Bank of Tokyo, Ltd., Atlanta Agency), a Georgia agency of a Japanese banking corporation, and WACHOVIA BANK OF GEORGIA, N.A., a national banking association (together with any successors and assigns, collectively, the "Banks" and individually, a "Bank"), and SUNTRUST BANK, ATLANTA, as agent for the Banks (in such capacity, the "Agent"); the Guarantors are entering into this Agreement for the sole purpose of making the representations and warranties, and agreeing to be bound by, the covenants and agreements set forth herein.

     W I T N E S S E T H :

WHEREAS, DFI, as borrower and the Holding Company, as guarantor, the Agent and the Banks are party to that certain Amended and Restated Reducing Revolving Credit Agreement dated as of July 16,
1993 (as amended through the date hereof, the "Original
Agreement");

WHEREAS, DFI and the Holding Company have requested that the Agent and the Banks consent to the reorganization of the companies as follows (the "Transaction"):

(a) Investment, a wholly-owned subsidiary of DFI, will be incorporated as a Delaware corporation and DFI will contribute approximately one percent of its tangible assets (other than stock of its Subsidiaries) to Investment in exchange for all stock of Investment;

(b) the Borrower will be formed as a Tennessee limited partnership with DFI contributing substantially all its tangible assets (other than stock of its Subsidiaries) to the partnership in exchange for a one percent (1%) general partnership interest and a ninety-eight percent (98%) limited partnership interest in the Borrower and Investment will contribute its assets to the Borrower in exchange for a one percent (1%) limited partnership interest;

(c) DFI will contribute its 98% limited partnership interest to Investment as a contribution to capital;

(d) UKIC, Inc., a wholly-owned subsidiary of United Knitting, Inc. will be incorporated as a Delaware corporation and United
Knitting, Inc. will contribute approximately one percent of its tangible assets (other than stock of its Subsidiaries) to UKIC, Inc. in exchange for all its stock;

(e) United Knitting Limited Partnership, I will be formed as a Tennessee limited partnership with United Knitting, Inc. contributing substantially all its tangible assets (other than stock of its Subsidiaries) to the partnership in exchange for a one percent (1%) general partnership interest and a ninety-eight (98%) limited partnership interest and UKIC, Inc. will contribute its assets to the limited partnership in exchange for a one percent (1%) limited partnership interest therein (United Knitting Limited Partnership, I, United Knitting, Inc. and UKIC, Inc. collectively referred to herein as the "Affiliate Guarantors");

(f) United Knitting, Inc. will contribute its 98% limited partnership interest to UKIC, Inc. as a contribution to capital;
and

(g)  In order to simplify the overall corporate structure, United
Knitting Acquisition Corp. will be liquidated and dissolved, with its assets transferred to DFI;

WHEREAS, the Agent and the Lenders are willing to consent to the Transaction upon the express conditions that (i) the Borrower expressly assumes all of the obligations of DFI pursuant to the Original Agreement and the documents executed in connection therewith, (ii) each of the Guarantors executes a joint and several guaranty of the obligations of the Borrower, and (iii) each of United Knitting Investment Corporation, United Knitting Limited Partnership, I and United Knitting, Inc. guarantee the obligations of Borrower;

WHEREAS, the Agent, the Banks, the Borrower and the Guarantors wish to amend and restate the Original Agreement to evidence the consummation of the Transactions and the other modifications set forth herein;

NOW THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Banks to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     ARTICLE I DEFINITIONS SECTION I.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" shall mean advance by a Bank under the Commitments, which may be either a Base Rate Advance, a Eurodollar Advance, or a Fixed Rate Advance.

"Agent" shall mean SunTrust Bank, Atlanta, as agent for the Banks hereunder and under the other Loan Documents, and each successor agent.

"Affiliate" shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person, other than a Subsidiary of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

"Affiliate Guarantors" shall have the meaning set forth in the recitals hereof.

"Affiliate Guaranty" shall mean that certain joint and several guaranty of the Affiliate Guarantors, dated as of even date herewith, either as originally executed or as hereafter amended, modified or supplemented.

"Agreement" shall mean this Second Amended and Restated Reducing
Revolving Credit Agreement, as it may be from time to time supplemented, amended, modified, renewed or extended.

"Applicable Margin" shall mean, with respect to any Borrowing under the Commitments through June 30, 1996, one and one-eighth of one percent (1.125%) per annum, and with respect to any Borrowing under the Commitments after June 30, 1996, the percentage as determined from the chart set forth below which shall be calculated on each Reporting Date for the next succeeding fiscal quarter based on the following chart and shall automatically be applicable as of the first day of the succeeding fiscal quarter as to all Borrowings outstanding hereunder:


                             INTEREST COVERAGE RATIO
LEVERAGE TEST       3.0:1.0    greater than 3.0:1.0   5.0:100 or
                    or less    & less than 5.0:1.0      greater

45% or greater       1.125%          1.00%              0.875%

greater than 30%
& less than 45%      1.00%           0.875%             0.75%

30% or less          0.875%          0.75%             0.625%

"Asbestos Laws" means the common law in all federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect relating to or concerning asbestos or asbestos-containing material, including without limitation, exposure to asbestos or asbestos-containing material.

"Assumption Agreement" shall mean that certain Assignment and Assumption Agreement, dated as of the Closing Date by and between DFI and the Borrower whereby the Borrower assumed all of DFI's obligations pursuant to the Prior Agreement and the other documents described therein.

"Banks" shall have the meaning set forth in the preamble hereof.

"Base Rate" shall mean the higher of (i) the Prime Rate and (ii) the Federal Funds Rate plus one-half of one percent (0.5%) per annum.

"Base Rate Advance" shall mean any Advance hereunder that bears interest based on the Base Rate.

"Base Rate Borrowing" shall mean any Borrowing hereunder that bears interest based on the Base Rate.

"Bonds" shall mean those certain $7,900,000 The Industrial
Development Board of the City of Trenton, Tennessee Industrial
Development Revenue Bonds (Dyersburg Fabrics Inc. Project), Series 1990 issued on behalf of DFI, as assumed by the Borrower on the Closing Date.

"Borrowing" shall mean borrowing under the Commitments consisting of substantially simultaneous Advances by the Banks.

"Business Day" shall mean a day of the year on which commercial banks are not required or authorized to close in the city in the United States in which each Bank maintains its principal place of business and, if the applicable Business Day relates to any Eurodollar Borrowing, on which dealings are carried on in the London interbank market.

"Cash Flow Coverage Ratio" shall mean, on a consolidated basis with respect to the Consolidated Companies, the ratio of (i) Net Income plus Depreciation plus amortization of Intangibles minus Cash Dividends actually paid to (ii) Capital Expenditures plus mandatory amortization of principal of Debt, all as determined on a historical basis. For purposes of determining this ratio in connection with a period during which a mandatory reduction of the Commitments in accordance with Section 2.01(b) hereof occurs, the amount of the mandatory amortization of principal for such fiscal period shall be equal to the difference between (i) the greatest amount outstanding under the Commitments at any time during the preceding twelve months, and (ii) the amount of the reduced Commitments following such Mandatory Reduction Date; provided however, in the event that such difference is less than 0, it shall be deemed to be 0.

"CERCLA" has the meaning set forth in Section 6.15(a) of this Agreement.

"Closing Date" shall mean April __, 1996, or such later date as the Borrower and the Guarantors shall have fulfilled all conditions precedent to the initial advance under this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

"Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Section 2.01 hereof.

"Common Stock" shall mean the common stock of the Holding Company, par value $0.01 per share.

"Consolidated Companies" shall mean collectively, the Holding
Company and each of its Subsidiaries, including DFI, Investment, Borrower and the Affiliate Guarantors.

"Debt" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

"Deed of Trust" shall mean that certain deed of trust, assignment of rents and leases and security agreement, dated as of October 27, 1989, as amended through the date hereof and as hereafter amended, modified or supplemented, with respect to Borrower's facility located in Trenton, Tennessee.

"Default" shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

"Default Rate" shall have the meaning set forth in Section 4.02 hereof.

"Dollar" and the sign "$" shall mean lawful money of the United
States of America.

"Environmental Laws" means all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect (including all Asbestos Laws), relating to pollution or protection of the environment and relating to public health, including without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any hazardous substance, petroleum, including crude oil or any fraction thereof, or any petroleum product or other wastes, chemicals, or substances regulated by any Environmental Law, into the environment (including without limitation, ambient, air, surface water, groundwater, land surface or subsurface strata), or
(ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous substance, and (iii) underground storage tanks and related piping and emissions, discharges and releases or threatened releases therefrom.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

"Eurodollar Advance" shall mean any Advance hereunder which bears interest based on LIBOR.

"Eurodollar Borrowing" shall mean any Borrowing hereunder which bears interest based on LIBOR.

"Event of Default" shall have the meaning set forth in Article IX.

"Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"First Fiscal Day" shall mean, with respect to the Holding Company or Borrower, for any fiscal year, the first day of such fiscal year.

"Fiscal Year End" shall mean, with respect to the Holding Company, for any fiscal year, the Saturday closest to September 30 of such year.

"Fixed Rate" shall mean, with respect to each portion of the Commitments, if any, as the parties may have agreed from time to time to bear interest at a fixed rate of interest pursuant to
Section 2.02, the fixed rate of interest quoted by the Banks and accepted by the Borrower for such portion of the Commitments pursuant to Sections 2.02 and 2.03 of this Agreement.

"Fixed Rate Advance" shall mean, any Advance hereunder which bears interest based on the Fixed Rate.

"Fixed Rate Borrowing" shall mean any Borrowing under the Commitments made subject to any Fixed Rate as provided in Section
2.02 from time to time.

"Funded Debt" shall mean all Debt which by its terms has a final maturity of more than one year from the date of any calculation thereof (or which is renewable or extendable at the option of the obligor for a period or periods of more than one year from the date of calculation), including all payments in respect thereof that are required to be made within one year from the date of any calculation of Funded Debt, whether or not included in current liabilities. The calculation of Funded Debt with respect to any Person shall include all Funded Debt of another Person, other than a Subsidiary, which has been guaranteed by such Person.

"Guarantors" shall have the meaning set forth in the preamble of this Agreement.

"Guaranty" shall mean that certain joint and several guaranty agreement dated as of even date herewith executed by each of the Guarantors guaranteeing all obligations of the Borrower under this Agreement and the other Loan Documents, either as originally executed or as hereinafter amended, modified or supplemented.

"Hazardous Substances" has the meaning assigned to that term in CERCLA.

"Indenture" shall mean that certain Indenture of Trust dated as of July 1, 1990, by and between The Industrial Development Board of the City of Trenton, Tennessee and SunTrust Bank, Atlanta, as
Trustee, relating to the Bonds.

"Intercompany Note" shall have the meaning set forth in Section
8.03(h) hereof.

"Interest Coverage Ratio" shall mean, with respect to the Consolidated Companies, the ratio, calculated on a consolidated, rolling four quarter basis, of (i) Earnings Before Interest and Taxes, to (ii) Interest Expense.

"Interest Expense" shall mean, on a consolidated basis, interest expense as such term is defined under generally accepted accounting principles.

"Interest Period" shall mean, (a) with respect to any Eurodollar Borrowing, a period of 1, 2, 3 or 6 months, as the Borrower may elect as provided in this Agreement, or (b) with respect to any Fixed Rate Borrowing, a period of one month to five years as elected by the Borrower and approved by the Banks in their sole discretion as provided in this Agreement; provided, that (i) the first day of an Interest Period must be a Business Day, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (iii) the Borrower may not elect an Interest Period which would extend beyond the Termination Date or a Mandatory Reduction Date, as those terms are defined herein except, in the case of a Mandatory Reduction Date, as provided in Section 2.02.

"Letter of Credit" shall mean that certain letter of credit issued by SunTrust Bank, Atlanta in the amount of $8,056,903 for the account of DFI pursuant to the Letter of Credit Agreement, as amended.

"Letter of Credit Agreement" shall mean that certain Second Amended and Restated Letter of Credit Agreement dated as of even date herewith by and among the Borrower, the Guarantors and SunTrust Bank, Atlanta, as hereafter amended, modified or supplemented.

"Leverage Test" shall mean, with respect to the Consolidated
Companies, the ratio, calculated on a consolidated basis and expressed as a percentage, of Funded Debt of the Consolidated
Companies to Total Capital.

"LIBOR" shall mean with respect to any Interest Period for any Eurodollar Borrowing, the rate per annum equal to the quotient of
(i) the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Eurodollar Borrowing offered for a term comparable to such Interest Period, which rates appear on the Reuters Screen LIBO Page as of 11:00 a.m. London time, two (2) Business Days prior to the first day of such Interest Period, provided that (x) if more than one such offered rate appears on the Reuters Screen LIBO Page, the rate used to determine LIBOR will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of such offered rates, or (y) if no such offered rates appear on such page, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1% of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m., New York time, two (2) Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Eurodollar Borrowing, divided by (ii) a number equal to 1.00 minus the Reserve Percentage, the rate so determined to be rounded upwards to the nearest multiple of 1/100th of 1%.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.)

"Loan Documents" shall mean and include, as the context requires, this Agreement, the Letter of Credit, the Letter of Credit Agreement, the Notes, the Working Capital Agreement, the Working Capital Note, the Deed of Trust, the Pledge Agreement, the Guaranty, the Security Agreement, the Affiliates Guaranty, the Assumption Agreement and any and all other instruments, agreements, documents and writings executed in connection herewith.


"Mandatory Reduction Date" shall have the meaning set forth in
Section 2.01(b).

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

"Net Income" shall mean, on a consolidated basis, the net income before extraordinary items (but after giving effect to the credit resulting from tax loss carry-forwards) of the Consolidated
Companies.

"Net Worth" shall mean, the net worth of the Holding Company calculated in accordance with generally accepted accounting principles.

"Notes" shall mean the Revolving Credit Notes.

"Note Purchase Agreement" shall mean that certain Note Purchase Agreement, dated as of September 29, 1993, by and between DFI and the Holding Company and the noteholders named therein relating to those certain 6.78% Senior Notes Due 2005 in the aggregate principal amount of $25,000,000, as assumed by the Borrower.

"Original Agreement" shall have the meaning set forth in the preamble hereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

"Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" shall mean any "employee benefit plan" maintained by or on behalf of the Borrower or any ERISA Affiliate as defined in Section 3(3) of ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

"Pledge Agreement" shall mean that certain Amended and Restated
Pledge and Security Agreement dated as of July 1, 1990, from
Borrower and DFI in favor of SunTrust Bank, Atlanta, as hereafter amended, modified or supplemented.

"Prepayment Charge" shall mean, in connection with any acceleration or prepayment of a Fixed Rate Borrowing, the excess, if any, of (a) the aggregate present value as of the date of such acceleration or prepayment of (i) the amount of principal of such Fixed Rate Borrowing being prepaid and (ii) the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such principal amount if such prepayment had not been made, determined by discounting such amounts at the Base Reinvestment Rate from the respective dates on which they would have been due and payable, over (b) 100% of the amount of principal being prepaid. If the Base Reinvestment Rate is equal to or higher than the Fixed Rate applicable to such Fixed Rate Borrowing, the Prepayment Charge shall be zero, but in no event shall any amounts be owing by the Banks to the Borrower. For purposes of this definition, Base Reinvestment Rate means the sum of (i) the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) most closely corresponding to the remaining term of the Interest Period of the Fixed Rate Borrowing being prepaid, and (ii) one half of one percent (0.50%). For the purposes of calculating the Base Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Prepayment Charge shall be used. For purposes of this definition, Statistical Release shall mean the current statistical release designated "H.15(5l9)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then any other reasonably comparable index.

"Prime Rate" shall mean the per annum rate of interest designated from time to time by the Agent to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of the Agent on the day of such change. On the date of this Agreement, the Prime Rate is _______ percent (___%) per annum.

"Project Bond Financing" shall mean that certain lease financing for the construction of Borrower's knitting facility in Dyersburg, Tennessee in the amount of approximately $7,600,000.

"Reporting Date" shall mean (i) the date specified in Section 7.09(b) when the Holding Company's quarterly consolidated financial statements are due for the first three quarters of the Holding Company's fiscal year, and (ii) the later of the date when the Holding Company's consolidated financial statements required by
Section 7.09(a) are delivered or the forty-fifth (45) day following the end of the Holding Company's fiscal year.

"Required Banks" shall mean, at any time prior to the termination of the Commitments, the Banks holding at least 67% of the sum of the aggregate amount of committed funds under the Commitments and the Working Capital Agreement, whether or not advanced, and, at any time following the termination of the Commitments, the Banks holding at least 67% of the sum of all Borrowings outstanding hereunder and under the Working Capital Agreement, plus, the Letter of Credit.

"Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "Eurocurrency liabilities," as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

"Revolving Credit Note" shall mean a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the maximum aggregate principal indebtedness of the Borrower to such Bank under such Bank's Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

"Security Agreement" shall mean that certain Security Agreement dated as of October 10, 1989 from DFI to SunTrust Bank, Atlanta, as amended and restated on the Closing Date to reflect the transfer of the assets of DFI to the Borrower, as hereafter amended, modified or supplemented.

"Short Term Debt" shall mean all Debt which is not Funded Debt.

"Stated Amount" shall have the meaning set forth in the Letter of Credit.

"Subordinated Debt" shall mean all indebtedness for money borrowed wherein the principal, premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other indebtedness of the Borrower for money borrowed from the Banks on terms and conditions satisfactory to the Banks.

"Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

"Termination Date" shall mean the Termination Date of the Commitments as defined in Section 2.06.

"Total Capital" shall mean, on a consolidated basis, the sum of all Funded Debt of the Consolidated Companies plus Net Worth.

"Transaction" shall have the meaning set forth in the recitals hereof.

"Working Capital" shall mean, on a consolidated basis, Current
Assets minus Current Liabilities.

"Working Capital Agreement" shall mean that certain loan agreement, dated as of even date herewith, by and among the Guarantors, the Borrower and SunTrust Bank, Atlanta providing for working capital loans to Borrower in an aggregate principal amount not to exceed $1,000,000, as hereafter amended, supplemented or modified.

"Working Capital Note" shall mean that certain promissory note, dated as of even date herewith, from the Borrower to SunTrust Bank, Atlanta in an original principal amount of $1,000,000, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

SECTION I.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed as having the respective meanings customary under generally accepted accounting principles consistently applied from and after the date of the initial Advances, subject to the following paragraph. All financial statements delivered pursuant to Section 7.09 hereof shall conform to generally accepted accounting principles applied on a basis consistent with the financial statements referred to in
Section 6.07 hereof. In the event that the Financial Accounting Standards Board or a successor organization mandates a change in generally accepted accounting principles and such change results in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in any provision of this Agreement, the Guarantors and the Borrower agree to join with the Banks in amending any such affected terms and provisions with the result that the criteria for evaluating the Consolidated Companies' financial condition shall be the same after implementing such changes; provided, however, that until the Agent has received prior notice of such changes affecting this Agreement as described above and either (a) all affected provisions of this Agreement have been amended, or (b) Agent notifies the Guarantors and the Borrower in writing that no such amendments are necessary, compliance with all financial covenants shall be determined and all financial reports prepared in compliance without regard to such changes except for the financial statements of the Guarantors and the Borrower delivered pursuant to subsections 7.09(a) and (b) hereof to the extent that the Guarantors' and the Borrower's accountants will not or would not certify such financial statements without qualification if not prepared in accordance with the most current formulation of generally accepted accounting principles. All references to "consolidated basis" contained herein shall be deemed to apply to the Consolidated Companies, unless the context requires otherwise.


     ARTICLE II AMOUNT AND TERMS OF LOANS SECTION II.1 Commitments and Revolving Credit Notes. (a) Commitment. Subject to and upon the terms and conditions set forth in this Agreement, each of the Banks severally establishes, subject to reduction as set forth below, until July 16, 1998 a reducing revolving credit in favor of the Borrower in aggregate principal amount at any one time outstanding equal to the sum set forth opposite such Bank's name below (individually, a "Commitment" and collectively, the "Commitments"):

SunTrust Bank, Atlanta   $26,400,000.00      33.0%
NBD Bank                  18,000,000.00      22.5%
National City Bank,
     Kentucky             15,200,000.00      19.0%
The Bank of Tokyo-
     Mitsubishi, Ltd.,
     Atlanta Agency       15,200,000.00      19.0%

Wachovia Bank of
     Georgia, N.A.         5,200,000.00       6.5%

     TOTAL:              $80,000,000.00     100.0%

Within the limits of the Commitments as reduced by (i) optional reductions of the Commitments pursuant to Section 2.07 hereof; (ii) mandatory reductions of the Commitments as set forth below; and
(iii) the Stated Amount of the Letter of Credit, the Borrower may borrow, repay and reborrow under the terms of this Agreement; provided, however, that the Borrower may neither borrow nor reborrow should there exist a Default or an Event of Default. Borrowings under the Commitments shall be made through simultaneous Advances by the Banks and the amount of each Borrowing under the Commitments shall be prorated among such Banks based on the percentages set forth above. All Advances by each Bank shall be evidenced by a single Revolving Credit Note payable to such Bank in the form of Exhibit A attached hereto with appropriate insertions. Each Revolving Credit Note shall be dated the date hereof, shall be payable to the order of the respective Bank in a principal amount equal to the amount set forth opposite such Bank's name above, shall bear interest as hereinafter provided and shall mature on July 16, 1998 or sooner should the principal and accrued interest thereon be declared immediately due and payable as provided for hereinafter. The aggregate principal amount of each Borrowing under the Commitments shall be not less than $250,000 and shall be in integral multiples of $50,000. No Bank shall have any obligation to advance funds in excess of the amount of its Commitment as set forth above.

(b) Mandatory Reduction of Commitments. In addition to the reductions of the Commitments by optional reductions pursuant to
Section 2.07 hereof and by the Stated Amount of the Letter of Credit as provided in subsection (c) hereof, the Commitments shall be reduced, pro rata as to each Bank based on the percentages set forth in subsection (a) above, to the following amounts on the following date (the "Mandatory Reduction Date"); provided, that if the Commitments have previously been reduced to such amount prior to any Mandatory Reduction Date, no further reduction shall be required:

Mandatory Reduction           Reduced Amount
  Date                        of Commitments

April 1, 1997                      $70,000,000

Any Borrowings outstanding under the Commitments in excess of the reduced amount of the Commitments shall be repaid on the Mandatory Reduction Date.

(c) Letter of Credit. (i) In addition, upon the terms and subject to the conditions of the Letter of Credit Agreement, the terms of which are expressly incorporated herein by this reference, the Agent has issued the Letter of Credit, which for purposes of this Agreement shall be deemed to have been issued hereunder pursuant to the Commitments, and the Commitments shall be reduced by the Stated Amount thereof. Each Bank hereby irrevocably purchases a participation interest in such Letter of Credit and in any advance made pursuant to such Letter of Credit in an amount equal to such Bank's pro rata share of the Stated Amount of the Letter of Credit and each such advance thereunder, which pro rata share is equal to the percentage set forth opposite such Bank's name in subsection
(a) above.

(ii) The payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and Letter of Credit Agreement and, in that connection, the Agent shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and Letter of Credit Agreement.

(iii) If the Agent shall make payment on any draft presented under a Letter of Credit, the Agent shall give notice of such payment to the Banks as provided below and each Bank hereby authorizes and requests the Agent to advance for its account pursuant to the terms hereof its share of such payment based upon its pro rata share of the Commitments as set out in Section 2.01(a) and agrees, upon notice of such advance, to promptly reimburse the Agent in immediately available funds for the amount so advanced on its behalf. Such amounts shall be deemed to be Advances for all purposes hereunder, including the accrual of interest, but shall not be subject to the minimum borrowing amounts or conditions precedent set forth in Section 5.02 hereof. If the Borrower's reimbursement obligations for such draft arise under Section 2A(i) of the Letter of Credit Agreement, the Agent shall give immediate notice to each of the Banks of such payment by the Agent. If the Borrower's reimbursement obligations for such draft arise under
Section 2A(ii) or 2A(iii) of the Letter of Credit Agreement, the Agent shall give notice to each of the Banks of such payment by the Agent on the next succeeding Business Day unless such reimbursement obligation is sooner fulfilled by the Borrower. If, following such notice from the Agent, such reimbursement is not made by any Bank in immediately available funds on the same day on which the Agent shall have given notice, such Bank shall pay interest thereon to the Agent at a rate per annum equal to the following: (i) if the amount is reimbursed by the Bank to the Agent on or prior to the Business Day next succeeding the date of the notice, interest on such amount at the rate equal to the Federal Funds Rate; or (ii) if the amount is reimbursed by the Bank to the Agent after the Business Day next succeeding the day of the notice, interest on such amount at the Base Rate plus two percent (2%) per annum. The amount of interest payable as a result of any Bank's failure to make any amount available under this section shall be calculated on the basis of a year of 360 days and paid for the actual number of days such failure has continued (including the date of payment).
(iv) The Agent shall distribute to each of the Banks, pro rata based on the percentages set out in Section 2.01(a), (i) reimbursement payments under Section 2A of the Letter of Credit Agreement, together with interest paid thereon, and (ii) any other payments received under the Letter of Credit Agreement or any of the other Loan Documents securing the reimbursement obligations of the Borrower pursuant to the Letter of Credit Agreement. The Banks shall not be entitled to share on any other fees payable to the Agent pursuant to the terms of the Letter of Credit Agreement except as provided in Section 2.09.

SECTION II.2 Interest on Revolving Credit Notes. Interest shall accrue on the unpaid principal amount of each Borrowing under the Commitments at the following per annum rates, which may be selected by the Borrower subject to and in accordance with the
terms of this Agreement:  (i) the Base Rate;  (ii)     LIBOR for
Interest Periods of 1, 2, 3 or 6 months, plus the Applicable
Margin; or  (iii)   the Fixed Rate as agreed to by the Banks in
their sole discretion for an Interest Period of one month to five years as selected by the Borrower and agreed to by the Banks in their sole discretion;

provided that, (i) each Bank's pro rata portion of a Borrowing shall bear interest at the same rate as the other Banks' pro rata portions of such Borrowing; (ii) the Borrower may not select a rate based on LIBOR or the Fixed Rate if the Interest Period with respect thereto would extend beyond the Termination Date; (iii) the Borrower may not select an interest rate based on LIBOR or the Fixed Rate for an Interest Period which extends beyond a Mandatory Reduction Date, unless the aggregate amount of the unutilized Commitments, Base Rate Borrowings under the Commitments, and Eurodollar Borrowings or Fixed Rate Borrowings under the Commitments for Interest Periods expiring prior to such Mandatory Reduction Date, is equal to or in excess of the amount of the reduction of the Commitments to be made on such Mandatory Reduction Date; and (iv) the Borrower may not select a rate based on LIBOR if such selection would result in more than three (3) Eurodollar Borrowings outstanding under the Commitments.

SECTION II.3 Method of Borrowing Under the Commitments. The Borrower shall give the Agent written or telephonic notice (promptly confirmed in writing, including telecopy) of any requested Borrowing under the Commitments (a "Notice of Borrowing") specifying (i) the amount of the Borrowing, (ii) the date the proposed Borrowing is to be made (which shall be a Business Day),
(iii) whether the Borrowing will be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto. Each Notice of Borrowing shall be given to the Agent (i) with respect to any Eurodollar Borrowing, not later than 10:00 a.m. (Atlanta, Georgia time) on the third Business Day preceding the day of such requested Borrowing, and (ii) with respect to any Base Rate Borrowing, not later than 10:00 a.m. (Atlanta, Georgia time) on the day of such requested Borrowing. The Agent shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower and any Advances made by the Banks based on such telephonic notice shall, when transmitted to the Borrower, be Advances for all purposes hereunder. The Agent shall promptly notify each Bank by telephone, which notice shall be promptly confirmed in writing (including telecopy) by the Agent to such Bank, of the Notice of Borrowing received from the Borrower, of such Bank's pro rata portion of the requested Borrowing, whether the Advance will be a Base Rate Advance or a Eurodollar Advance, the initial Interest Period selected by the Borrower with respect thereto (if applicable), and the initial per annum rate of interest accruing on such Advance. Not later than 1:00 p.m. (Atlanta, Georgia time) on the date specified for the Borrowing in the Notice of Borrowing and in the notice to such Bank provided by the Agent, each Bank shall promptly make its portion of the Borrowing available to the Agent in immediately available funds and upon receipt, the Agent shall promptly make the amount of such Borrowing available to the Borrower. In the event any Bank shall fail to make any Advance available to the Agent in immediately available funds by 1:00 p.m. (Atlanta, Georgia time) on the date specified and provided no Default or Event of Default shall have occurred and be continuing, the Agent may, in its sole discretion advance such Bank's portion of the Borrowing on behalf of such Bank and such Bank shall promptly reimburse the Agent for the amount thereof plus interest thereon at a rate per annum equal to the following: (i) if the amount of such Bank's Advance is reimbursed to the Agent on or prior to the calendar day next succeeding the date of the Borrowing, interest on such amount at the rate equal to the Federal Funds Rate; or (ii) if the amount of such Bank's Advance is reimbursed to the Agent after the calendar day next succeeding the day of the Borrowing, interest on such amount at the Base Rate plus two percent (2%) per annum. The amount of interest payable as a result of any Bank's failure to make any Advance available shall be calculated on the basis of a year of 360 days and paid for the actual number of days such failure has continued (including the date of payment). If the Borrower desires to request a Fixed Rate Borrowing under the Commitments, the Borrower shall give the Agent at least five (5) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of such request specifying the amount of the Fixed Rate Borrowing and the requested Interest Period with respect thereto and the Banks, in their sole discretion, shall within two Business Days of receipt of such notice, provide to the Borrower a quote of the Fixed Rate to be applicable to such Borrowing for the amount and the Interest Period requested by the Borrower. Within one (1) Business Day of receipt of such quote, the Borrower shall notify the Agent whether or not it has elected to accept the offered Fixed Rate.

SECTION II.4 Revolving Credit Note Interest Payment Dates. Interest on the Revolving Credit Notes shall be payable (i) on the last day of the relevant Interest Period for Eurodollar Borrowings; provided, that in the event such Interest Period exceeds three months, on the last day of each three month interval during such Interest Period, (ii) on the last day of each quarter, in arrears, commencing June 30, 1996, for Base Rate Borrowings, (iii) on the last day of the relevant Interest Period for Fixed Rate Borrowings; provided, that in the event such Interest Period exceeds three months, on the last day of each three month interval during such Interest Period, and (iv) on the Termination Date, whether due to acceleration or otherwise.

SECTION II.5 Prepayment of Borrowings Under the Commitments. The Borrower shall have the right to prepay Borrowings under the Commitments, in whole at any time or in part from time to time, pro rata as to each Bank based on the percentages set forth in Section 2.01(a), without premium or penalty, together with all interest accrued on the principal amount prepaid to the date of such prepayment, provided that (i) the Borrower gives the Agent at least two Business Days' prior written notice of such prepayment, specifying the date such prepayment will occur and the Borrowing to be prepaid, (ii) each partial prepayment shall be in an amount of at least $250,000 and shall be in integral multiples of $50,000,
(iii) a Eurodollar Borrowing may only be prepaid on the last day of the then current Interest Period with respect thereto, and (iv) any prepayment of a Fixed Rate Borrowing other than on the last day of the Interest Period relating thereto shall be accompanied by the Prepayment Charge. Notwithstanding the foregoing, the Borrower may prepay any Base Rate Borrowing upon notice to the Agent by 10:00 a.m. (Atlanta, Georgia time) on the date of such prepayment containing the information specified above. The Agent shall notify the Banks promptly by telephone of any notice of prepayment received by the Agent from the Borrower pursuant to this Section 2.05.

SECTION II.6 Revolving Credit Period; Termination Date. The unpaid principal balance and all accrued and unpaid interest on the Revolving Credit Notes and all other amounts owing by the Borrower to the Banks hereunder will be due and payable upon the first of the following dates or events to occur (the "Termination Date"):
(i) acceleration of the maturity of a Revolving Credit Note in accordance with the remedies contained in Section 9.02 of this Agreement; or (ii) upon the expiration of the Commitments on July 16, 1998.

SECTION II.7 Optional Reduction of Commitments. The Borrower shall have the right to permanently reduce the amount of the unutilized Commitments from time to time, pro rata as to each Bank based on the percentages set forth in Section 2.01, without premium or penalty, provided that (i) the Borrower gives the Agent at least five (5) Business Days' prior written notice of such reduction, specifying the date that such reduction will be effective, and (ii) each reduction shall be in an amount of at least $1,000,000 and shall be in integral multiples of $100,000. The Agent shall notify the Banks promptly by telephone of any notice of reduction received by the Agent from Borrower pursuant to this Section 2.07 to be promptly confirmed in writing.

SECTION II.8 Commitment Fee. From and after the date hereof up to and including the Termination Date, the Borrower shall pay to the Banks, pro rata based upon the percentage set out beside each Bank's name in Section 2.01 above, a commitment fee at the rate of one quarter of one percent (0.25%) per annum (calculated on the basis of a year of 360 days and payable for the actual number of days elapsed) on the average daily balance of the unused portion of the Commitments (the "Commitment Fee"). The Commitment Fee shall be payable by the Borrower quarterly in arrears, commencing on June 30, 1996 and continuing thereafter on the last day of each succeeding March, June, September and December and on the Termination Date. As stated in Section 2.01, the Letter of Credit shall be deemed to be a utilization of the Commitments.

SECTION II.9 Letter of Credit Fees. In lieu of the fee to be paid to the Agent pursuant to Section 1B of the Letter of Credit Agreement, the Borrower shall pay to the Agent, for the account of the Banks, a letter of credit fee at a percentage which is equal to the Applicable Margin (calculated on the basis of a year of 360 days and payable for the actual number of days lapsed) of the average Stated Amount of the Letter of Credit (the "Letter of Credit Fee"). The Letter of Credit Fee shall be payable by the Borrower quarterly, in advance, based upon the Applicable Margin for the preceding quarter, commencing on June 30, 1996 and continuing thereafter on the last day of each succeeding March, June, September and December, and on the Termination Date. On the date of receipt of the Letter of Credit Fee, the Agent shall retain an amount equal to one eighth of one percent (0.125%) of the Stated Amount for the Agent's own account and shall distribute the remaining portion of the Letter of Credit Fee to the Banks, pro rata based upon the percentage set out beside each Bank's name in
Section 2.01(a) above.

SECTION II.10 Continuation of Borrowings pursuant to Original Agreement; Use of Proceeds. As of the Closing Date, the total principal amount outstanding pursuant to the Original Agreement shall be assumed by the Borrower pursuant to the Assumption Agreement and shall be deemed to be outstanding pursuant to the Commitments hereunder. Thereafter, the Borrower shall use the proceeds of each Advance hereunder to finance the general working capital and partnership needs of the Borrower.


     ARTICLE III    [INTENTIONALLY OMITTED]       ARTICLE IV
     GENERAL PAYMENT PROVISIONS  SECTION IV.1     Making of
Payments. The Commitment Fee, Letter of Credit Fee, Prepayment Charges and all payments of principal of, or interest on, the Notes shall be made in immediately available funds to the Agent at its principal office in Atlanta, Georgia, for the accounts of the Banks. All payments due on a date which is not a Business Day shall be deemed to be due on the next following Business Day. All such payments shall be made not later than 1:00 p.m. (Atlanta, Georgia time) and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day.

Payments to the Agent shall, as to the Borrower, constitute payment to the applicable Banks hereunder. On the Business Day that a payment is received or deemed to have been received hereunder, subject to the provisions of Section 2.11 hereof, the Agent shall remit in immediately available funds to each Bank its share (based on the percentages set forth in Section 2.01(a) hereof) of all payments received by the Agent on the Notes and the applicable percentage of any other amounts received hereunder.

SECTION IV.2 Default Rate of Interest. If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal or other amount owing under any of the Notes or this Agreement, then interest shall accrue on such unpaid principal, and to the extent allowed by law, other amount due, from the due date until and including the date on which such principal or other amount is paid in full at the higher of (i) the then applicable interest rate plus an additional two percent (2%) per annum or (ii) a rate of interest equal to the Base Rate plus an additional two percent (2.0%) per annum (the "Default Rate").

SECTION IV.3 Selection of Successive Interest Rates and Interest Periods. The Borrower may, on the last day of the Interest Period relating thereto, convert any Eurodollar Borrowing into a Base Rate Borrowing or subject to the terms hereof, a Fixed Rate Borrowing, or continue a Eurodollar Borrowing in the same aggregate principal amount. The Borrower may at any time convert a Base Rate Borrowing into a Eurodollar Borrowing or subject to the terms hereof, a Fixed Rate Borrowing. The Borrower may, on the last day of the Interest Period relating thereto, convert any Fixed Rate Borrowing into a Base Rate Borrowing or a Eurodollar Borrowing, or subject to the terms hereof, continue a Fixed Rate Borrowing in the same principal amount. The Borrower shall give the Agent telephonic notice (promptly confirmed in writing, including telecopy) at least three
(3) Business Days prior to a conversion or continuation of any Borrowing (other than a continuation of a Base Rate Borrowing), such notice to specify whether the Borrowing is to be continued as or converted to a Eurodollar Borrowing or converted to a Base Rate Borrowing and, if applicable, the Interest Period selected by the Borrower for such Borrowing; provided that in the event the Borrower wishes to convert or continue any Borrowing as a Fixed Rate Borrowing, Borrower shall follow the procedure set forth in
Section 2.03. If the Agent does not receive timely notice of any succeeding interest rate and/or Interest Period selected by the Borrower as provided for herein or if the Borrower selects an interest rate for an Interest Period which is not available under
Section 2.02 or Section 4.07, any outstanding Borrowing for which the Borrower failed to select an interest rate and/or Interest Period or selected an interest rate for an Interest Period which is not available under Section 2.02 or 4.07, shall be converted to a Base Rate Borrowing and the Agent shall promptly notify the Borrower by telephone, which notice shall be promptly confirmed in writing (including telecopy) to the Borrower, of such conversion. The Agent shall notify the Banks and the Borrower promptly by telephone of each change in the Base Rate and of each change in the rate of interest accruing on any Borrowing.

SECTION IV.4 Proration of Payments. Subject to the terms of the certain letter agreement among the Banks dated as of even date herewith and Section 4.13 below, if any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, through exercise of any right of set-off or otherwise) on account of the principal of or interest on any Note or any fees in respect of this Agreement in excess of its pro rata share of payments and other recoveries obtained by all the Banks on account of the principal of and interest on Notes then held by them or any fees due to them in respect of this Agreement, such Bank shall forthwith purchase from the other Banks such participation in the Notes held by them or in such fees owed to them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase from each Bank shall be rescinded and the purchase price restored by each such Bank to the extent of such recovery, but without interest. Disproportionate payments of interest shall be shared by the purchase of separate participations in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participations in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participations in unpaid principal obligations. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. Each Bank shall give the Agent notice within five days of any payments or other recoveries described above which it obtains.

SECTION IV.5 Banks' Obligations Several. The obligation of each Bank to make any Advance is several, and not joint or joint and several, and is not conditioned upon the performance by all the other Banks of their obligations to make Advances. SECTION IV.6 Calculation of Interest. Interest payable on the Notes shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.

SECTION IV.7 Illegality. Notwithstanding any other provisions of this Agreement, if any change in any applicable law, regulation or directive, or in the interpretation or application thereof shall make it unlawful or impractical for any Bank to make or maintain its portion of any Eurodollar Borrowings or to maintain Eurodollar deposits in the London interbank market, the obligation of the Banks hereunder to advance or maintain Eurodollar Borrowings shall forthwith be canceled and the Borrower shall, if any Eurodollar Borrowings are then outstanding, promptly upon request from the Agent, either, at the option of the Borrower, pay all such Eurodollar Borrowings or convert such Eurodollar Borrowings to Base Rate Borrowings. If any such payment or conversion of Eurodollar Borrowings is made on a day that is not the last day of the then current Interest Period applicable to such Eurodollar Borrowings, the Borrower shall promptly pay, upon demand of such Bank (with a copy of such demand to the Agent) such amount or amounts as may be necessary to compensate such Bank for any loss or expense sustained or incurred by such Bank as a result of such payment or conversion.

Each Bank shall certify the amount of such loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

SECTION IV.8 Increased Costs. In the event that any change (other than any change by way of imposition or increase of reserve requirements included in the Reserve Percentage) in any applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by any Bank with any guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall: (a) subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Borrowing or change the basis of taxation of payments to any Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of any Bank); (b) impose, modify, or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by any office of any Bank, including, without limitation, pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or (c) impose on any Bank or on the London interbank market any other condition with respect to this Agreement, the Notes, or any Eurodollar Borrowing or Fixed Rate Borrowing; and the result of any of the foregoing is to increase the cost to any Bank of making or committing to make, renewing or maintaining any Eurodollar Borrowing or Fixed Rate Borrowing or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any Eurodollar Borrowing or Fixed Rate Borrowing, THEN, IN ANY CASE, upon demand by such Bank and delivery to the Borrower (with a copy to the Agent) of a certificate explaining such change in law, treaty, regulation, guideline, request, directive or interpretation thereof, its impact on such Bank and the basis for determining such increased costs, the Borrower shall immediately pay to such Bank, from time to time as specified by such Bank, such amounts as shall be sufficient to compensate such Bank for such increased costs reasonably attributable to the Eurodollar Borrowings or Fixed Rate Borrowing. The Bank's determination of costs incurred under this Section 4.08, and the allocation, if any, of such costs, if done in good faith and made on an equitable basis and in accordance with the officer's certificate of such Bank, shall be conclusive absent manifest error.

SECTION IV.9 Failure to Complete Borrowings. The Borrower hereby agrees to indemnify each Bank and hold each Bank harmless from any loss, cost or expense it may sustain or incur as a consequence of the failure by the Borrower to complete any Eurodollar Borrowing or Fixed Rate Borrowing after notice thereof has been given to the Agent, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund its portion of such Borrowing when such Bank's Advance, as a result of such failure, is not made on such date. Each Bank shall certify the amount of its loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

SECTION IV.10 Capital Adequacy. If, after the date of this Agreement, any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, relating generically to loans of the category applicable to the Borrowings or Letter of Credit, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then such Bank shall notify the Borrower of such adoption, change or compliance. To the extent such amount is not generally compensated through an increase in the Base Rate or is not included in the Reserve Requirement as the case may be, then, the Borrower and such Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Bank in light of these circumstances for the portion of such cost increases reasonably attributable to the Borrowings or Letter of Credit effected hereunder. If the Borrower and such Bank are unable to agree to such adjustment within thirty days of the day on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such adoption, change or compliance), Borrower shall pay to Agent, for the account of such Bank, such additional amount or amounts as will compensate such Bank for such increased costs or reduction. A certificate of any Bank claiming compensation under this Section 4.10 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the method by which such amounts claimed have been allocated to the Borrowings shall be conclusive in the absence of manifest error.

SECTION IV.11 Survival. The obligations of the Borrower under Sections 4.07, 4.08, 4.09 and 4.10 shall survive termination of
this Agreement and payment of the Notes.  SECTION IV.12     Change
of Lending Office. Each Bank agrees that it will use reasonable efforts to designate an alternate lending office with respect to any of its Eurodollar Advances affected by the matters or circumstances described in Sections 4.07 and 4.08 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Bank as determined by such Bank in its sole discretion.

SECTION IV.13 Replacement of Banks. In the event that any Bank is affected by the matters or circumstances described in Section 4.07,
4.08 or 4.10 above in a manner which results in liability to the Borrower hereunder, (an "Affected Bank"), the Borrower shall have the right, at its own expense, upon notice to the Affected Bank and the Agent, (a) to terminate all (but not part of) the Commitment and the pro rata participation in the advances pursuant to the Letter of Credit of such Affected Bank, or (b) to require such Affected Bank, and each Bank hereby agrees, to use reasonable efforts to transfer and assign, without recourse, all the interests, rights and obligations of such Affected Bank to another financial institution reasonably acceptable to the other Banks, the Guarantors and the Borrower; provided that (i) no such termination or assignment shall conflict with any law, rule or regulation or order of any governmental authority, and (ii) the Borrower or such successor lender, as the case may be, shall pay to such Affected Bank in same day funds on the date of such termination or assignment, the principal of and interest accrued to the date of payment and all other amounts owed to such Affected Bank hereunder.

Upon such termination or assignment, such Affected Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.11 and 11.14 hereof.


     ARTICLE V      CONDITIONS TO BORROWINGS   The obligation of
each Bank to make an Advance to the Borrower hereunder (or to deem the Advances outstanding pursuant to the Prior Agreement) is subject to the satisfaction of the following conditions: SECTION
V.1 Conditions Precedent to Initial Advances. At the time of the making by each Bank of its initial Advances hereunder (or deemed Advances), all obligations of the Borrower to the Agent or any Bank incurred prior to the initial Advances (including, without limitation, the Borrower's obligation to reimburse the fees and disbursements of counsel to the Agent and to each Bank and any fees payable to the Agent on or prior to such date) shall have been paid in full, and (a) the Agent shall have received the following, each dated as of the date of the initial Advances, in form and substance satisfactory to the Banks and (except for the Notes) in sufficient copies for each Bank:

(i) A duly completed Revolving Credit Note payable to the order of each Bank in the principal amount of such Bank's Commitment.
(ii) A duly executed duplicate original of this Agreement executed on the Borrower's behalf by its duly authorized officers.

(iii) A duly executed Assumption Agreement in form satisfactory to the Banks. (iv) Copy of the Certificate of Limited Partnership of the Borrower, certified as true and correct by the Secretary of State of Tennessee, and certificates from the Secretaries of State of the State of Tennessee and of those States in which the Borrower is legally required to qualify to transact business as a foreign partnership, certifying the Borrower's good standing as a limited partnership in such States.

(v) Certified copies of the Agreement of Limited Partnership of the Borrower, of the requisite corporate action on the part of the general partner of the Borrower approving this Agreement and the Notes and the Borrowings hereunder, the Assumption Agreement, and the Transaction and of all documents evidencing other necessary partnership action and governmental approvals, if any, with respect to this Agreement and the Notes and the Transaction. (vi) A certificate of the Secretary or Assistant Secretary of the general partner of Borrower certifying the names and true signatures of the officers of general partner of the Borrower authorized to execute this Agreement and the Notes and the other documents to be delivered hereunder on behalf of the Borrower. (vii) Copies of the organizational papers of each of the Guarantors and the Affiliate Guarantors, certified as true and correct by the Secretaries of State of the States of each such Guarantor's and Affiliate Guarantor's incorporation, and certificates from the Secretaries of State of the States of each such Guarantor's and Affiliate Guarantor's incorporation and of those States in which each Guarantor and Affiliate Guarantor is legally required to qualify to transact business as a foreign corporation, certifying each Guarantor's and Affiliate Guarantor's good standing as a corporation in such States.

(viii) Certified copies of the by-laws of each of the Guarantors and the Affiliate Guarantors, of resolutions of the Board of Directors of the Guarantors and the Affiliate Guarantors approving this Agreement, the Guaranty, the Affiliate Guaranty and the Transaction, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Guaranty, the Affiliate Guaranty and the Transaction.

(ix) A certificate of the Secretary or Assistant Secretary of each of the Guarantors and the Affiliate Guarantors certifying the names and true signatures of the officers of the Guarantors and the Affiliate Guarantors authorized to execute this Agreement, the Guaranty and the Affiliate Guaranty.

(x) True copies of all consents and required governmental approvals, if any, necessary to the execution, delivery and performance of this Agreement, the Notes, any other Loan Documents and the transactions contemplated hereby and thereby.

(xi) Certificate of insurance, together with copies of all polices evidenced thereby showing that all property of the Borrower and its Subsidiaries has been insured for the benefit of the Borrower or a Subsidiary in amounts deemed adequate by the Borrower's management against risks customarily insured against by Persons operating businesses similar to those of the Borrower or its Subsidiaries in
the localities where such properties are located.  (xii)    A
favorable written opinion of Bass, Berry & Sims, counsel for the Borrower, the Guarantors and the Affiliate Guarantors, substantially in the form of Exhibit C hereto, and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request, addressed to the Agent and the Banks.

(xiii) A duly executed Guaranty in form and substance satisfactory to the Banks, executed and delivered by the duly authorized officers of the Guarantors.

(xiv) A duly executed Affiliate Guaranty in form and substance satisfactory to the Banks, executed and delivered by the duly authorized officers of the Affiliate Guarantors. (xv) A duly executed certificate of duly authorized officers of the Borrower, dated the Closing Date, substantially in the form of Exhibit B hereto, certifying that there is no Default or Event of Default in existence as of the Closing Date after giving effect to the Agreement and the Transaction.

(xvi) Duly executed counterparts of the amended and restated Working Capital Agreement, Working Capital Note, Letter of Credit Agreement, Security Agreement, Pledge Agreement and each of the other Loan Documents, reflecting the consummation of the Transaction and the Assumption Agreement. (xvii) A duly executed letter from Borrower's accountants stating that the Transaction has been consummated in accordance with applicable Tennessee tax law and regulations and that the Borrower will not be taxed as an association pursuant to federal income tax law.

(xviii)   A duly executed amendment to the Note Purchase Agreement,
in form and substance satisfactory to the Agent and the Required Lenders. (b) In addition, the Agent and the Required Banks shall have received evidence satisfactory to them in their sole discretion, that each of the following is true and correct as of
the Closing Date:  (i)   The Transaction shall have been
consummated in accordance with all applicable law and shall not violate any existing agreements of the Consolidated Companies.
(ii) All corporate, partnership and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto or delivered in connection therewith shall be satisfactory in form and
substance to each Bank.  SECTION V.2    Conditions Precedent to
Each Advance. At the time of the making by each Bank of each Advance hereunder (including the initial Advance), the following statements shall be true (and each of the giving by the Borrower of a Notice of Borrowing in accordance with Section 2.03 hereof and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Guarantors and the Borrower that on the date of such Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(i) The representations and warranties contained in Article VI hereof are true and correct on and as of the date of such Borrowing as though made on and as of such date (the representations and warranties set forth in Sections 6.07 and 6.10 shall be deemed to apply to the most recent financial statements furnished by the Holding Company and the Borrower to the Banks prior to such Borrowing in accordance with Section 7.09 hereof), and

(ii) No Default or Event of Default exists or would result from such Borrowing or from the application of the proceeds therefrom.
     ARTICLE VI REPRESENTATIONS AND WARRANTIES Each of the Guarantors and the Borrower represents and warrants (after giving effect to the Transaction) as follows: SECTION VI.1 Existence. Each of the Borrower and the Guarantors is a corporation or a limited partnership duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and each of their respective Subsidiaries is duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated or organized. Each of the Guarantors, the Borrower and each of their respective Subsidiaries is duly qualified and in good standing as a foreign corporation or foreign partnership authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation or organization) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business, properties or financial condition of the Consolidated Companies.

SECTION VI.2 Power and Authority; Contravention. (a) The execution, delivery and performance by the Borrower of this Agreement and the Notes and the consummation of the Transaction are within the Borrower's partnership powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) on the part of its general partner and by all necessary partnership action, and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the organizational papers or partnership agreement of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of any of its properties is bound, or
(ii) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

(b) The execution, delivery and performance by the Guarantors of this Agreement and the Guaranty and the consummation of the Transaction are within each of the Guarantors' corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the organizational papers or by-laws of the Guarantors, or any indenture, agreement or other instrument to which any of the Guarantors is a party or by which any of the Guarantors or any of their properties is bound, or (ii) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

     (c) The execution, delivery and performance by the Affiliate Guarantors of the Affiliate Guaranty and the consummation of the Transaction are within each of the Affiliate Guarantor's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the organizational papers or by-laws of the Guarantors, or any indenture, agreement or other instrument to which any of the Affiliate Guarantors is a party or by which any of the Affiliate Guarantors or any of their properties is bound, or (ii) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

SECTION VI.3 Enforceability. (a) This Agreement, the Notes, and all other Loan Documents to which Borrower is a party are the legal, valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability of any of them may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(b) This Agreement, the Guaranty, and all other Loan Documents to which any Guarantor is a party are the legal, valid and binding agreements of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as the enforceability of any of them may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(c) The Affiliate Guaranty, and all other Loan Documents to which any Affiliate Guarantor is a party are the legal, valid and binding agreements of such Affiliate Guarantor, enforceable against such Affiliate Guarantor in accordance with their respective terms, except as the enforceability of any of them may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally and by general principles of equity, whether considered in a proceeding at law or in equity.

SECTION VI.4 Governmental Consent. Neither the nature of the Guarantors, the Borrower or any of their respective Subsidiaries nor any of their respective businesses or properties, nor any relationship between the Guarantors, the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby is such as to require any authorization, consent, approval, order, license, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings, if any, after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the Notes, and the other Loan Documents or fulfillment of or compliance with the terms and provisions hereof or thereof.

SECTION VI.5 Subsidiaries. Exhibit D attached hereto correctly sets forth the name of each Subsidiary of the Guarantors and the Borrower and the jurisdiction of its incorporation or organization.

All the outstanding shares of the capital stock or partnership interests of each such Subsidiary have been validly issued and are fully paid and nonassessable and all such outstanding shares or partnership interests, as the case may be, except as noted on such Exhibit, are owned of record and beneficially by one of the Guarantors or the Borrower, as shown, or by a wholly-owned Subsidiary of one of the Guarantors or the Borrower, free of any Lien or claim.

SECTION VI.6 Insurance. Each property owned by the Guarantors, the Borrower or any of their respective Subsidiaries is insured for the benefit of the Guarantors, the Borrower or such Subsidiary in amounts deemed adequate by the management of Guarantors and the Borrower against risks customarily insured against by Persons operating businesses similar to those of the Guarantors, the Borrower or their respective Subsidiaries in the localities where such properties are located.

SECTION VI.7 Financial Statements. The Guarantors and the Borrower have furnished the Banks with the following financial statements, identified by the chief financial officer of the Holding Company or the Borrower: (i) balance sheets of DFI as at October 1, 1994, and September 30, 1995 and statements of income, retained earnings and cash flows of the Borrower for such years, all certified by Ernst & Young LLP; (ii) unaudited balance sheets of DFI as at December 30, 1995 and unaudited statements of income, retained earnings and cash flow for the three month period ended on such date, prepared by DFI in condensed form and without footnotes; and (iii) consolidated balance sheets of the Holding Company as at October 1, 1994 and September 30, 1995 and consolidated statements of income, retained earnings and cash flow of the Holding Company for such years, all certified by Ernst & Young LLP. All such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year end adjustments), have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Consolidated Companies required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Consolidated Companies as at the dates thereof, and the statements of income and statements of retained earnings and cash flows position fairly present the results of the operations of the Consolidated Companies for the periods indicated.

There has been no material adverse change in the business, condition or operations (financial or otherwise), or prospects of the Consolidated Companies taken as a whole since Fiscal Year End
1995.

SECTION VI.8 Taxes. The Guarantors, the Borrower and each of their respective Subsidiaries have filed all federal, state and other income tax returns which are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due or except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles. Federal, state and other income tax returns of the Guarantors, the Borrower and their respective Subsidiaries have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal year ended on Fiscal Year End 1987.

SECTION VI.9 Actions Pending. Except as specified in Exhibit E attached hereto, there is no action, suit, investigation, or proceeding pending or, to the best knowledge of the Guarantors and the Borrower, threatened against the Guarantors, the Borrower or any of their respective Subsidiaries or any properties or rights of the Guarantors, the Borrower or any of their respective Subsidiaries, by or before any court, arbitrator or administrative or governmental body, which might result in any material adverse change in the business, condition or operations (financial or otherwise), or prospects of the Consolidated Companies taken as a whole or which in any manner draws into question the validity of this Agreement, any of the Notes, the Guaranty, the Affiliate Guaranty, the Transaction or any other Loan Document.

SECTION VI.10 Title to Properties. Each of the Guarantors and the Borrower and each of their respective Subsidiaries have good and marketable title to its respective real properties (other than real properties that it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as at Fiscal Year End 1995 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 8.01. The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which are likely to materially and adversely affect or impair the operations of such properties and assets. All such leases are valid and subsisting and in full force and effect.

SECTION VI.11 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System (hereinafter called "margin stock"). Each Borrowing will be used solely for the purposes specified in this Agreement and none of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U. Neither the Borrower nor any agent of the Borrower acting on its behalf has taken or will take any action which might cause this Agreement or any of the Notes to violate Regulations G, T, U, or X or (to the best knowledge of the Borrower) any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as now in effect or as the same may hereafter be in effect.

SECTION VI.12  ERISA.  Except as disclosed on Exhibit F:
(a) Identification of Plans. None of the Guarantors, the Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any defined benefit pension plan or Multiemployer Plan;

(b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance in all material respects
with all applicable laws;  (c)     Liabilities.  Except for
liabilities and expenses which become payable and are timely paid pursuant to the terms and usual operations of the Plans, none of the Guarantors, the Borrower nor any Subsidiary is currently or will become subject to any material liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any material tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Code; and

(d) Funding. The Guarantors, the Borrower and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan or Plans have an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) which, in the aggregate, would exceed $500,000 if such Plan were terminated as of the date of this representation and warranty.

SECTION VI.13 Outstanding Debt. Neither the Guarantors, the Borrower nor any of their respective Subsidiaries has outstanding any Debt, on a consolidated basis, except as permitted by Section
8.03. There exists no default under the provisions of any instrument evidencing or securing such Debt or of any agreement otherwise relating thereto.

SECTION VI.14 Conflicting Agreements or Other Matters. None of the Guarantors, the Borrower nor any of their respective Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate or partnership restriction which materially and adversely affects its business, property or assets, or financial condition or prospects. Neither the execution or delivery of this Agreement or the other Loan Documents, nor fulfillment of or compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of , or result in the creation of any Lien upon any of the properties or assets of the Guarantors, the Borrower or any of their respective Subsidiaries pursuant to, the charter, by-laws partnership agreement or other organizing documents of the Guarantors, the Borrower or any Subsidiary, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Guarantors, the Borrower or any of their respective Subsidiaries is subject. Neither the Guarantors, the Borrower nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Guarantors, the Borrower or any of their respective Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter or partnership agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Guarantors or Borrower of the type to be evidenced by the Notes and the Guaranty, respectively, except as set forth in the agreements listed on Exhibit G attached hereto.

SECTION VI.15  Pollution and Environmental Control.   (a)   Each of
the Guarantors, the Borrower and each of their respective Subsidiaries has complied in all material respects with all applicable Environmental Laws, including without limitation, compliance with permits, licenses, standards, schedules and timetables, and is not in violation of, and does not presently have outstanding any liability under, has not been notified that it is or may be liable under and does not have knowledge of any liability or potential liability under any applicable Environmental Law, including without limitation, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Federal Water Pollution Control Act, as amended ("FWPCA"), the Federal Clean Air Act, as amended ("FCAA"), and the Toxic Substance Control Act ("TSCA"), which violation, liability or potential liability could reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), business or operations of the Consolidated Companies taken as a whole.

(b) None of the Guarantors, the Borrower nor any of their respective Subsidiaries has received a written request for information under CERCLA or any comparable state law or written notice that any such entity has been identified as a potential responsible party under CERCLA or any comparable state law, nor has any such entity received any written notification that any Hazardous Substance that it or any of its respective predecessors in interest has generated, stored, treated, handled, transported, or disposed of, has been released or is threatened to be released at any site at which any Person intends to conduct or is conducting a remedial investigation or other action pursuant to any applicable Environmental Law.

(c) Each of the Guarantors, the Borrower and each of their respective Subsidiaries has obtained all permits, licenses or other authorizations required for the conduct of their respective operations under all applicable Environmental and Asbestos Laws and
each such authorization is in full force and effect.   SECTION
VI.16 Possession of Franchises, Licenses, Etc. Exhibit H attached hereto sets forth a complete listing of all material patents, trademarks, service marks, trade names, copyrights and licenses owned by the Guarantors, the Borrower and their respective Subsidiaries. The Guarantors, the Borrower and each of their respective Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective properties and assets, and neither the Guarantors, the Borrower nor any of their respective Subsidiaries is in violation of any thereof, except where the failure to possess or the violation of such patents, trademarks, service marks, trade names, copyrights or licenses would not have a materially adverse effect on the prospects, business, properties or financial condition of the Consolidated Companies.

SECTION VI.17 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Banks or the Agent by or on behalf of the Guarantors or the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Guarantors, the Borrower or any of their respective Subsidiaries which materially adversely affects or in the future may (so far as the Guarantors or the Borrower can now foresee) materially adversely affect the business, property or assets, or financial condition of the Guarantors, the Borrower or any of their respective Subsidiaries which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Banks or the Agent by or on behalf of the Guarantors or the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

SECTION VI.18 Solvency. After giving effect to the Transaction, and after giving effect to each Borrowing under this Agreement, (a) the fair value and present fair saleable value of each of the Guarantors' assets, the Affiliate Guarantors' assets and the Borrower's assets are each in excess of their respective liabilities, including known contingent liabilities; (b) none of the Guarantors, the Affiliate Guarantors nor the Borrower will have incurred debts beyond its respective ability to repay such debts as they mature; and (c) none of the Guarantors, the Affiliate Guarantors nor the Borrower has unreasonably small capital to carry on its respective business as theretofore operated and all businesses in which either is about to engage. As used in this
Section 6.18, "debt" means any liability on a claim, and "claim" means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

SECTION VI.19 Transaction. The Transaction has been consummated in accordance with all applicable law. As a result of the Transaction, the Borrower has title to all of the tangible assets formerly owned by DFI (other than the stock of DFI's Subsidiaries) and has succeeded to the rights and obligations of DFI pursuant to all material contracts of DFI. The Borrower will be taxable as partnership and not as an association pursuant to applicable federal tax law.


     ARTICLE VII         AFFIRMATIVE COVENANTS

So long as any Note shall remain unpaid or any Bank shall have any commitment to advance funds hereunder, each of the Guarantors and the Borrower will, unless the Required Banks shall otherwise consent in writing:

SECTION VII.1 Corporate or Partnership Existence; Maintenance of Properties. (i) Do or cause to be done all things necessary to preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its respective corporate or partnership existence, rights and franchises, except as otherwise permitted pursuant to Section 8.05 hereof, (ii) cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (subject to ordinary wear and tear) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the judgment of the Guarantors and the Borrower may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times, except as otherwise permitted pursuant to Section
7.05 hereof, and (iii) will and will cause each of its Subsidiaries to qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by the Guarantors, the Borrower, or such Subsidiary, as the case may be, may legally require such qualification, except, with respect to (ii) and (iii) above, where the failure to maintain properties or failure to qualify would not have a materially adverse effect on the prospects, business, properties or financial condition of the Consolidated Companies.

SECTION VII.2 Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable federal, state, and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except where the failure to comply would not have a materially adverse effect on the prospects, business, properties or financial condition of the Consolidated Companies.

SECTION VII.3 Taxes and Claims. Pay, and cause each of its Subsidiaries to pay and discharge, or cause to be paid and discharged, (i) before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon it or upon its income, profits or properties and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon and of its property, provided that, in each case, neither the Guarantors, the Borrower nor any of their respective Subsidiaries shall be required to pay or cause to be paid or discharged any such tax, assessment, charge or claim whose amount or validity is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained and, provided, further, that each of Guarantors and the Borrower shall, and shall cause each Subsidiary to, pay all such taxes, assessments, charges and claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

SECTION VII.4 Compliance with Other Agreements. Conduct, and cause each Subsidiary to conduct, its business operations and obtain all necessary permits and licenses in compliance with all agreements, indentures and mortgages to which it is a party or by which it or any of its properties is bound, except where the failure to comply would not have a materially adverse effect on the prospects, business, properties or financial condition of the Consolidated Companies.

SECTION VII.5 Inspection of Property. Permit any Person designated in writing by the Agent or any Bank, at the Agent's or such Bank's expense, to visit and inspect any of the properties of any of the Guarantors, the Borrower and any of their respective Subsidiaries, to examine the corporate or partnership books and financial records of any of the Guarantors, the Borrower and their respective Subsidiaries and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of any of such Persons with the principal officers of Guarantors and the Borrower and, with the permission of the Guarantors and the Borrower, its independent public accountants, all during regular business hours and as often as the Agent or any Bank may reasonably request.

SECTION VII.6 Insurance. Maintain, and cause each Subsidiary to maintain, with financially sound and reputable carriers insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar
businesses.  SECTION VII.7    Business.  Remain, and cause each
Subsidiary to remain, substantially in the respective business in which the Guarantors, the Borrower and each of their respective Subsidiaries is engaged as of the date of this Agreement (with the express understanding that the establishment of a Subsidiary to conduct a cut-and-sew business is permitted pursuant hereto).
SECTION VII.8 Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Guarantors, the Borrower and each of their respective Subsidiaries; provided, that any breach of the covenant contained in this Section 7.08 not involving willful concealment or fraud on the part of the Guarantors or the Borrower which is cured within thirty (30) days of the discovery thereof shall not constitute an Event of Default hereunder.

SECTION VII.9  Reporting Covenants.  Deliver to each of the Banks:
(a) as soon as available and in any event within 90 days after each Fiscal Year End of the Holding Company, a consolidated balance sheet of the Holding Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young LLP or other independent public accountants reasonably acceptable to the Required Banks, which report will be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the consolidated financial condition of the Holding Company and its Subsidiaries as at the end of such fiscal year, and the consolidated results of operations and cash flow of the Holding Company and its Subsidiaries for such fiscal year in accordance with generally accepted accounting principles consistently applied and that the audit by such accountants in connection with such consolidated financial statements was made in accordance with generally accepted auditing standards, to be accompanied by a consolidating balance sheet of the Holding Company and its Subsidiaries as of the end of such fiscal year and the related consolidating statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a certificate of the chief financial officer of the Holding Company;

(b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Holding Company and the Borrower, a consolidated balance sheet of the Holding Company and its Subsidiaries and a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, retained earnings and changes in financial position for such quarter and for the portion of the Holding Company's and the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Holding Company's and the Borrower's previous fiscal year, all certified (subject to normal year end adjustments) as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency of accounting methods by the chief financial officer of the Holding Company or the Borrower, as the case may be, in condensed form and without footnotes;

(c) as soon as available and in any event within 30 days (except in the case of the third, sixth, ninth and twelfth months, within 45 days) after the end of each fiscal month of the Holding Company, copies of consolidated balance sheets of the Holding Company and its Subsidiaries as of the end of such month, and statements of income and retained earnings and cash flow of the Holding Company and its Subsidiaries for such month and for the portion of the fiscal year ending with such month, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, in condensed form and without footnotes, and certified (subject to normal year end adjustments) as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency of accounting methods by the chief financial officer of the Holding Company;

(d) as soon as available and in any event by the earlier of (i) the fifth day following the Board of Directors meeting approving such budget, or (ii) the 60th day following the beginning of the Holding Company's fiscal year, a projected annual budget for Holding Company and its Subsidiaries for the Holding Company's current fiscal year;

(e) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Holding Company or the Borrower substantially in the form of Exhibit I attached hereto (i) setting forth in reasonable detail the calculations required to establish whether the Holding Company was in compliance with the requirements of Section 7.10 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Holding Company is taking or proposes to take with respect thereto;

(f) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements
(i) stating whether anything has come to its attention to cause it to believe that there existed on the date of such statements any Default or Event of Default and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (e) above;

(g) forthwith, and in any event no later than two (2) days following the occurrence of any Default or Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(h) promptly upon the mailing or filing thereof, copies of all reports and proxy statements which any of the Guarantors or the Borrower sends to its security holders, and copies of all reports and registration statements which any of the Guarantors or the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(i) promptly after (i) any of the Guarantors or the Borrower obtains knowledge thereof, notice of the institution by any Person of any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency, or official, against the Guarantors, the Borrower, any Subsidiary, or any material property of any of them, in each case, in an aggregate amount in excess of $500,000 or which might have a materially adverse effect on the prospects, business, properties or financial condition of any Guarantor, the Borrower or any Subsidiary, or (ii) the receipt of actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, each such notice under this subsection to specify, if known, the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit, proceeding, investigation or arbitration, and any other significant features of the claim.

(j) promptly after the occurrence thereof with respect to any Plan, or any trust established thereunder, notice of (A) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject the Borrower or any ERISA Affiliate to any material taxes, penalties or liabilities under Title I or Title IV of ERISA or Chapter 43 of the Code;

(k) at the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(a) or 4041(c)(1)(a) of ERISA or
under Section 401(a)(29) or 412 of the Code with respect to any Plan;

(l) upon the request of Agent, (A) true and complete copies of any and all documents, government reports and determination or opinion letters for any Plan, or (B) a current statement of withdrawal liability for each Multiemployer Plan; (m) promptly upon receipt, forward to Agent copies of all orders, notices, permits, applications or other material communications and reports received by any of the Guarantors or the Borrower or any Subsidiary in connection with any discharge or the presence of any hazardous substance or any other matters relating to the Environmental Laws or any similar laws or regulations; and

(n) such other information respecting the condition or operations, financial or otherwise, of the Guarantors, the Borrower or any of their respective Subsidiaries, as any Bank through the Agent may from time to time reasonably request. SECTION VII.10 Financial Covenants. The Holding Company shall, on a consolidated basis:
(a) Interest Coverage Ratio. Maintain an Interest Coverage Ratio, calculated as of the last day of each fiscal quarter for the immediately preceding four quarters, of no less than 3.0:1.0; provided that, with respect to the fiscal quarters of the Guarantor ending on December 30, 1995 and March 31, 1996, such Interest Coverage Ratio, calculated as set forth above, shall not be less than 2.50:1.0.

(b) Cash Flow Coverage Ratio. Maintain a Cash Flow Coverage Ratio, calculated as of the last day of each fiscal quarter for the immediately preceding four fiscal quarters, of no less than 1.1:1.0; provided that, with respect to the fiscal quarters of the Guarantor ending on or about December 30, 1995 and March 31, 1996, such Cash Flow Coverage Ratio, calculated as set forth above, shall
not be less than 0.95:1.0.  (c)    Stockholders' Equity.  Maintain
Stockholder's Equity, calculated on a quarterly basis, of no less than $63,395,538.00, with such amount to be permanently increased at the end of each fiscal quarter commencing with the fiscal quarter ending on or about March 31, 1996, by an amount equal to 50% of the Consolidated Companies' Net Income, calculated on a consolidated basis, for such fiscal quarter; provided, however, in the event that the Holding Company suffers a Net Loss for any fiscal quarter, Net Income shall be deemed to be $0, so that in no event shall the required Stockholder's Equity at the end of any fiscal quarter be less than that required at the end of any preceding fiscal quarter.

(d)  Leverage Test.  Maintain a Leverage Test, calculated on the last day of each fiscal quarter of the Holding Company, of not more than the percentage set forth below for the indicated period:
              Period                   Maximum Percentage
       December 30, 1995
          through September 28, 1996              55%
       December 28, 1996 and
          thereafter                              50%.

(e) Working Capital. Maintain minimum Working Capital, calculated annually on each Fiscal Year End based on the audited financial statements delivered pursuant to Section 7.09(a) hereof, of at
least $15,000,000.       ARTICLE VIII        NEGATIVE COVENANTS  So
long as any Note shall remain unpaid or any Bank shall have any commitment to advance funds hereunder, the Guarantors and the Borrower will not, without the written consent of the Required
Banks:

SECTION VIII.1 Liens, Etc. Create, assume or suffer to exist, or permit any of their respective Subsidiaries to create, assume or suffer to exist, any Lien upon any of its property or assets whether now owned or hereafter acquired, except: (a) Liens existing on the date hereof as set forth on Exhibit J attached
hereto and Liens created by the Loan Documents;  (b)   purchase
money Liens upon any property acquired or held by the Guarantors, the Borrower or any of their respective Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred within three (3) months of such acquisition solely for the purpose of financing the acquisition of such property, provided that such Lien does not extend to any other property and does not exceed the lesser of the purchase price or fair market value of such property;

(c) Liens existing on any property held by the Guarantors, the Borrower or any of their respective Subsidiaries in the ordinary course of business at the time of its acquisition (other than any such Lien created in contemplation of such acquisition), provided that such Lien does not exceed the lesser of the purchase price or the fair market value of such property; (d) Liens existing on property of any Person acquired by the Guarantors, the Borrower or any of their respective Subsidiaries at the time of acquisition of such Person (other than any such Lien created in contemplation of such acquisition), provided that such Lien does not exceed the lesser of the purchase price or the fair market value of such property;

(e) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Guarantors, the Borrower or their respective Subsidiaries, as the case may be, in accordance with generally accepted accounting principles;

(f) statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

(g) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money);

(h) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of the Guarantors, the Borrower or any of their respective Subsidiaries or any of their respective
properties;  (i)    Liens for judgments which are being actively
appealed in good faith by appropriate proceedings in an aggregate
amount not to exceed $500,000;  (j)     other Liens incurred in the
ordinary course of business other than in connection with Debt which do not in the aggregate materially detract from the value of the assets of Guarantors, the Borrower or their respective Subsidiaries or materially interfere with business operations;
(k)  Liens relating to and securing the Project Bond Financing; and

(l) extensions, renewals or replacements of any Lien referred to in clauses (a) through (k) of this Section 8.01, provided that the principal amount of the Debt or obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien.

SECTION VIII.2 Limitations on Restricted Payments. Pay or declare any dividend or make any other distribution on or on account of any class of its stock, partnership interests or other equity or make cash distributions of equity, partnership interests or make interest payments on equity, or redeem, purchase, or otherwise acquire, directly or indirectly, any shares of its stock or other equity, or redeem, purchase, prepay or otherwise acquire, directly or indirectly, any Subordinated Debt (all of the foregoing being herein called "Restricted Payments") unless, following such Restricted Payment, the Holding Company would be in compliance with the covenants contained in Section 7.10 of this Agreement and no Default or Event of Default would exist hereunder.

SECTION VIII.3 Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer
to exist, any Debt, other than:  (a)    Debt evidenced by the Loan
Documents;  (b)     purchase money Debt to the extent Liens with
respect thereto are permitted by Section 8.01(b); (c) unsecured current liabilities (not resulting from any borrowing) incurred in the ordinary course of business for current purposes and not represented by a promissory note or other evidence of indebtedness;


(d) Debt incurred in connection with transactions permitted under Sections 8.02 and 8.04; (e) other Debt created, incurred or assumed after the date of this Agreement by the Borrower and its Subsidiaries, provided that the aggregate outstanding principal amount of such Debt of the Borrower and its Subsidiaries, on a consolidated basis, shall not exceed $2,500,000 at any one time outstanding;

(f) Debt incurred under the Loan Agreement (as defined in the Letter of Credit Agreement); (g) Debt incurred pursuant to the Note Purchase Agreement in an aggregate principal amount not to exceed $25,000,000; provided that, such Debt shall have a maturity and an average life equal to or greater than seven years and the documents evidencing such Debt shall contain covenants, representations and warranties and events of default no more onerous to the Borrower than the comparable provisions of this Agreement, as determined by the Required Banks;

(h) Subordinated Debt from DFI to the Holding Company in an aggregate principal amount not to exceed $22,000,000, such Debt to be evidenced by an intercompany note clearly legended as subordinated to the indebtedness outstanding pursuant to the Loan Documents pursuant to the terms of the Guaranty (the "Intercompany Note"); and

(i)  Debt incurred in connection with the Project Bond Financing.
SECTION VIII.4 Restrictions on Loans, Advances, Investments and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or extend credit (other than credit extended in the normal course of business to any Person which is not an Affiliate of the Guarantors or the Borrower) to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that the Guarantors or the Borrower or any of their respective Subsidiaries may:

(a) (i) permit to remain outstanding loans to or investments in any Subsidiary existing on the date of this Agreement, including, the Intercompany Note, and (ii) any loans to or investments in or from any Affiliate Guarantor or Guarantor in connection with an integrated cash management system among the Consolidated Companies;


(b) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Guarantors, the Borrower or any of their respective Subsidiaries; (c) acquire and own (i) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed as to principal and interest by the United States of America or any agency thereof, in each case maturing within one year from the date of creation of such obligation, (ii) certificates of deposit due within one year issued by commercial banks domiciled in the United States having minimum capital funds of $100,000,000 and whose long term certificates of deposit are rated A+ or better by Standard & Poor's Corporation or A-1 or better by Moody's Investors Services, (iii) commercial paper maturing no more than 270 days from the date of issuance and rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Services, and (iv) mutual funds or other similar investment programs investing solely in the instruments described in (i) through (iii) above;

(d) endorse negotiable instruments for collection in the ordinary course of business;

(e) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business; (f) make Restricted Payments as allowed in Section 8.02
hereof;  (g)   make additional loans or advances to, or guarantee,
endorse or otherwise be or become contingently liable in connection with the obligations, stock, or dividends of, or own, purchase or acquire stock, obligations or securities of, any other Person engaged in the textile or related business which either is a Subsidiary or following such transactions would be a Subsidiary, provided that such additional loans and advances, plus the aggregate amount of such additional contingent liabilities plus the aggregate amount of the additional investment (at original cost) in such stock, obligations and securities do not cause a violation of any covenants contained in Section 7.10 of this Agreement and no Default or Event of Default would exist hereunder;

(h) make or permit to remain outstanding any other loan or advance, investments or contingent liabilities in an aggregate amount not to exceed $100,000 at any time outstanding; (i) permit to remain outstanding certain promissory notes of the original management shareholders of the Holding Company in an aggregate amount not to exceed $800,000; and (j) permit to remain outstanding loans, investments and extensions of credit by and between the Borrower and the Guarantors incurred in connection with the Project Bond Financing.

SECTION VIII.5 Merger and Sale of Assets. Enter into or permit any Subsidiary to enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer or otherwise dispose (except for any involuntary transfer through the operation of eminent domain) or permit any Subsidiary to sell, lease, transfer or otherwise dispose (except for any involuntary transfer through the operation of eminent domain) of all or a substantial part of its assets (whether now owned or hereafter acquired) in any single transaction or series of related transactions, to any Person, except that:

(a) the Borrower may merge with any other United States company, provided that the Borrower shall be the continuing or surviving
Person;

(b) any Subsidiary (other than the Borrower) may merge with the Borrower, provided that the Borrower shall be the continuing or surviving entity, or with any one or more other Subsidiaries;
(c) any Subsidiary (other than the Borrower) may sell, lease or otherwise dispose of any of its assets to the Borrower or another
Subsidiary; and  (d)     Borrower or any Subsidiary may sell or
dispose of any obsolete or worn-out asset in an aggregate fair market value not to exceed $500,000 in any fiscal year.

SECTION VIII.6 Issuance of Stock or Partnership Interest by Subsidiaries. Permit any Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors' qualifying shares, if any) or partnership interest except to the Guarantors, the Borrower or another Subsidiary.

SECTION VIII.7 Sale and Lease-Back. Except for the Project Bond Financing, enter into or permit any Subsidiary to enter into any arrangement, with any lender or investor or under which such lender or investor is a party, providing for the leasing by the Guarantors, the Borrower or any of their respective Subsidiaries of real or personal property, used by the Guarantors, the Borrower or any of their respective Subsidiaries in the operations of the Guarantors, the Borrower or any Subsidiary, which has been or is sold or transferred by the Guarantors, the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Guarantors, the Borrower or such Subsidiary.

SECTION VIII.8 Sale or Discount of Receivables. Sell or permit any Subsidiary to sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or account receivables other than the sale, in the ordinary course of business, of defaulted receivables for purposes of collection, and in connection with non-recourse factoring arrangements.

SECTION VIII.9 Compliance with ERISA. Take or fail to take, nor permit any ERISA Affiliate to take or fail to take, any action with respect to a Plan including, but not limited to (i) establishing any Plan, (ii) amending any Plan, (iii) terminating or withdrawing from any Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, where such action or failure could have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Guarantors, the Borrower or any Subsidiary, result in a lien on the property of the Guarantors, the Borrower or any Subsidiary, or require the Guarantors, the Borrower or any Subsidiary to provide any security.

SECTION VIII.10 Activities of Guarantors. With respect to the Guarantors, engage in any business activity or own any material asset or incur any Debt other than (i) those business activities engaged in and assets owned and Debt existing on the date of this Agreement, including the Debt incurred in connection with the Project Bond Financing, and (ii) except as contemplated by this Agreement.

SECTION VIII.11 Executive Offices. Without thirty (30) days prior notice to the Agent, transfer executive offices, change corporate name or location of records. SECTION VIII.12 Prepayment of Debt. Prepay any Debt incurred pursuant to Section 8.03(g) hereof or enter into any amendment thereto which would cause the provisions thereof to be materially more onerous to the Borrower Guarantors or any of them as determined by the Required Banks.

SECTION VIII.13 Amendment of Partnership Agreement. Enter into any amendment of the Agreement of Limited Partnership of Borrower.
     ARTICLE IX     EVENTS OF DEFAULT AND REMEDIES  SECTION IX.1
Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

(a) The Borrower fails to pay when due (i) any payment of principal, or (ii) interest due on any of the Notes or any other sum payable hereunder within five (5) Business Days after the due
date hereof; or  (b)     Any representation or warranty contained
herein or deemed to have been made hereunder or made by or furnished on behalf of the Guarantors or the Borrower in connection herewith or in connection with any other Loan Document shall be false or misleading in any material respect as of the date made or deemed to have been made; or

(c) Any of the Guarantors or the Borrower fails to perform or observe any covenant, term or condition contained in Article VII or
Article VIII of this Agreement; provided, however, with respect to Sections 7.01(ii) and (iii), 7.02, 7.03, 7.04, 7.06, 7.07, 7.09(j),
(k), (l), (m), 8.01, 8.03 and 8.09, such failure shall not constitute an Event of Default hereunder if remedied within 30 days after the occurrence thereof; or

(d) Any of the Guarantors or the Borrower fails to perform or observe any other covenant or agreement of this Agreement not specifically referred to elsewhere in this Section 9.01 and such failure shall continue for more than 30 calendar days or fails to perform or observe any covenant or agreement contained in any other Loan Document (subject to any applicable grace period allowed therein); or

(e) Any of the Guarantors, the Borrower or any of their respective Subsidiaries (i) defaults in any payment of principal or interest on any other obligation for money borrowed (or any obligation under a capital lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit) in an aggregate amount in excess of $500,000, beyond any period of grace provided with respect thereto, or (ii) fails to perform or observe any other agreement, term or condition contained in any agreement under which any obligation described in clause (i) is created (or if any other event shall occur and be continuing thereunder) and the effect of such failure or other event under this subparagraph (ii) is to cause such obligation to become due prior to any stated maturity; or

(f) Any of the Guarantors, the Borrower or any Subsidiary fails to pay its debts generally as they become due or shall admit in
writing its inability to pay its debts generally; or  (g)   Any of
the Guarantors, the Borrower or any Subsidiary shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered which remains unstayed and in effect for more than 30 days; or any of the Guarantors, the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or any corporate action is taken by any of the Guarantors, the Borrower or any Subsidiary for the purpose of effecting any of the foregoing; or

(h) Any of the Guarantors, the Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property with such intention which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(i) Any order, judgment or decree is entered in any proceedings against any of the Guarantors or the Borrower decreeing the dissolution of any of the Guarantors or the Borrower and such order, judgment or decree remains unstayed and in effect for more
than 60 days; or  (j)    Any order, judgment or decree is entered
in any proceedings against any of the Guarantors, the Borrower or any of their respective Subsidiaries decreeing a split-up of the Guarantors, the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Holding Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets or stock of a Subsidiary, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(k) A judgment or order for the payment of money in an amount in excess of $1,000,000 or otherwise materially adverse to the business, financial condition, results of operations or prospects of any of the Guarantors, the Borrower and its Subsidiaries taken as a whole is rendered against any of the Guarantors, the Borrower or any Subsidiary and either (i) enforcement proceedings shall not have been dismissed by any creditor upon such judgment or order by the tenth day prior to the sale of any asset pursuant thereto, or
(ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) An "Event of Default" occurs under any other Loan Document, including without limitation, the Letter of Credit Agreement, the Deed of Trust, the Security Agreement and the Pledge Agreement; or
(m) Any Guarantor or Affiliate Guarantor shall breach any representation, warranty or covenant contained in, or withdraws, terminates, or disclaims liability under, the Guaranty or the
Affiliate Guaranty, as the case may be; or  (n)   The Holding
Company shall cease to own and control, directly or indirectly, at least 51% (on a fully diluted basis) of the issued and outstanding common stock of DFI entitled to vote for the election of members of the board of directors of DFI or the Holding Company shall cease to own and control directly or indirectly all of the partnership interests of the Borrower; or

(o) (i) Any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall become the owner, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Holding Company; or (ii) Any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall, pursuant to one or more transactions for which the prior approval of the board of directors of the Holding Company has been obtained, become the owner, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Holding Company; or

(iii) Any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall (a) other than pursuant to one or more transactions for which the prior approval of the board of directors of the Holding Company has been obtained, become the owner, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Holding Company (the date on which the Holding Company becomes aware that such person or group owns shares representing more than 30% of such aggregate voting power, the "Trigger Date") and (b) continue to be the owner, beneficially or of record, of shares representing more than 30% of such aggregate voting power on the earlier of (x) the date, if any, on which the board of directors of the Holding Company approves the transaction or transactions pursuant to which such person or group became the owner, beneficially or of record, of shares representing more than 30% of such aggregate voting power and (y) the date that is 30 days following the Trigger Date; or

(iv) There shall occur during any period a change in the board of directors of the Holding Company pursuant to which the individuals who constituted the board of directors of the Holding Company at the beginning of such period (together with any other director whose election by the board of directors of the Holding Company (or whose nomination for election by the stockholders of the Holding Company) was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Holding Company in office at the end of such period; or

(p)  DFI shall cease to be the general partner of the Borrower; or
(q) the Transaction shall be set aside or penalties shall be imposed on the Borrower or any Guarantor as a result thereof, which in either case, have a material adverse effect on the business, properties or financial condition of the Consolidated Companies.

SECTION IX.2   Remedies on Default.  (a)     Upon the occurrence
and during the continuation of an Event of Default (other than an Event of Default described in Section 9.01(g)), the Agent shall, at the option and upon the request of the Required Banks, or may, with the consent of the Required Banks (i) terminate all obligations of the Banks to the Borrower, including, without limitation, all obligations to make Advances under this Agreement, (ii) declare the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

(b) Upon the occurrence of an Event of Default under Section 9.01(g), (i) all obligations of the Banks to the Borrower, including, without limitation, all obligations to make Advances under this Agreement, shall terminate automatically and (ii) the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.


(c) Upon the occurrence of an Event of Default and acceleration of the Notes as provided in (a) or (b) above, the Banks and the Agent, or any of them, may pursue any remedy available under this Agreement, under the Notes, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise may be exercised shall be determined by the Required Banks.

(d) All payments with respect to this Agreement received by the Agent and the Banks, or any of them, after the occurrence of an Event of Default and acceleration of the Notes, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) incurred by the Agent, acting as Agent, and the Banks as a result of the Default, and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Notes to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Notes to all of the Banks, plus accrued and unpaid interest thereon. Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing the Borrower's obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses incurred by the Agent, acting as Agent, and the Banks as a result of the Default, as set forth above, second, to the payment of accrued and unpaid fees of the Agent and the Banks, third, to the payment of accrued and unpaid interest on the Notes, to and including the date of such application (ratably according to the accrued and unpaid interest on the Borrowings), fourth, to the ratable payment of the unpaid principal of the Notes, fifth, to the payment of all other amounts then owing to the Agent or the Banks under the Loan Documents, and sixth, to the Borrower. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable law.


     ARTICLE X      THE AGENT  SECTION X.1   Appointment and
Authorization. Each Bank hereby designates Trust Company Bank as Agent to act as herein specified. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

SECTION X.2 Nature of Duties of the Agent. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. The Agent agrees to give each Bank prompt notice of the Agent's receipt from the Borrower of any notice under this Agreement.

SECTION X.3    Lack of Reliance on the Agent.  (a)     Each Bank
agrees that, independently and without reliance upon the Agent, any other Bank, or the directors, officers, agents or employees of the Agent or of any other Bank, each Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the taking or not taking of any action in connection with this Agreement and the other Loan Documents, including the decision to enter into this Agreement, and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Advance or at any time or times thereafter.

(b) The Agent shall not be responsible to any Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Notes or the financial condition of the Borrower or its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of the Borrower or its Subsidiaries, or the existence or possible existence of any Default or Event of Default.

SECTION X.4 Certain Rights of the Agent. (a) If the Agent shall request instructions from the Required Banks with respect to any act or action (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks and the Agent shall not incur liability to any Person by reason of so refraining provided that nothing contained in this sentence shall affect any express rights of the Borrower set forth herein. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks; provided, however, that the Agent shall not be required to act or not act in accordance with any instructions of the Required Banks if to do so would expose the Agent to liability in its capacity as Agent, or would be contrary to any Loan Document or to applicable law.

(b) The Agent may assume that no Event of Default has occurred and is continuing, unless the Agent has received notice from the Borrower stating the nature of the Event of Default, or has received notice from a Bank stating the nature of the Event of Default and that such Bank considers the Event of Default to have occurred and to be continuing.

(c) If the Agent may not, pursuant to Section 10.04(b), assume that no Event of Default has occurred and is continuing, the Agent shall give notice thereof to the Banks and shall act or not act upon the instructions of the Required Banks, provided that the Agent shall not be required to act or not act if to do so would expose the Agent to personal liability or would be contrary to any Loan Document or to applicable law, and provided further, that if the Required Banks fail, for five days after the receipt of notice from the Agent, to instruct the Agent, then the Agent, in its discretion, may act or not act as it deems advisable for the protection of the interests of the Banks and shall be fully protected in so acting.

SECTION X.5 Liability of the Agent. Neither the Agent nor any of its respective directors, officers, agents, or employees shall be liable to the Banks for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Agent and its respective directors, officers, agents, and employees:

(a) may treat the payee of any Note as the holder thereof until the Agent receives notice of the assignment or transfer thereof in form satisfactory to the Agent, signed by the payee and may treat each Bank as the owner of that Bank's interest in the obligations due to the Bank for all purposes of this Agreement until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by that Bank;

(b) may consult with legal counsel, in-house legal counsel, independent public accountants, in-house accountants and other professionals, or other experts selected by it with reasonable care, or with legal counsel, independent public accountants, or other experts for the Borrower, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, independent public accountants, or experts;

(c) will not be responsible to any Bank for any statement, warranty, or representation made in any of the Loan Documents or in any notice, certificate, report, request, or other statement (written or oral) in connection with any of the Loan Documents except where the Agent has made a certification in its capacity as Agent as required under the terms of this Agreement, not as a conduit of information provided by the Borrower, any Guarantor or any party on their behalf, and such certification is grossly negligent or the product of willful misconduct; provided, however, each of the Banks acknowledges and agrees that it has made its own independent credit analysis in deciding whether or not to enter into this Agreement and is not relying on any certification of the Agent;

(d) except to the extent expressly set forth in the Loan Documents, will have no duty to ascertain or inquire as to the performance or observance by the Borrower or any other Person of any of the terms, conditions, or covenants of any of the Loan Documents or to inspect the property, books, or records of the Borrower or any Subsidiary or other Person;

(e) will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency, or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith by or on behalf of the Borrower, the Guarantors or any other Bank;

(f) will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, document, statement, telex, telecopier message or other instrument or writing believed by it or them to be genuine and to have been signed, sent or made by the proper Person except to the extent that such reliance is grossly negligent or the product of willful misconduct; and

(g) will not incur any liability for any arithmetical error in computing any amount payable to or receivable from any Bank hereunder, including, without limitation, payment of principal and interest on the Notes, Advances, and other amounts; provided that promptly upon discovery of such an error in computation, the Agent, the Bank, and (to the extent applicable) the Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

SECTION X.6 Indemnification. Each Bank shall, ratably in accordance with the respective outstanding principal amount of its Advances, indemnify and hold the Agent and its directors, officers, agents, and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, attorneys' fees and disbursements other than fees of in-house counsel to the Banks) that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure by the Borrower to pay the obligations due to the Banks hereunder or under the Notes) or any action taken or not taken by it as Agent thereunder, except for the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for that Bank's ratable share of any cost or expense incurred by the Agent in connection with the negotiation, preparation, execution, delivery, administration, amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization), or enforcement of the Loan Documents, to the extent that the Borrower is required to pay that cost or expense but fails to do so upon demand.

SECTION X.7 Agent and Affiliates. SunTrust Bank, Atlanta (and each successor Agent) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent; and the term "the Banks" or "Bank" includes SunTrust Bank, Atlanta in its individual capacity. SunTrust Bank, Atlanta (and each successor Agent) and its Affiliates and Subsidiaries may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower and any Affiliate of the Borrower, as if it were not the Agent and without any duty to account therefor to the Banks. SunTrust Bank, Atlanta (and each successor Agent) need not account to any other Bank for any monies received by it for reimbursement of its costs, expenses and fees as the Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder, except as otherwise provided herein. This Agreement shall not be deemed to constitute a joint venture or partnership among the Banks.

SECTION X.8 Successor Agent. The Agent may resign as such at any time by written notice to the Borrower and the Banks, to be effective upon a successor's acceptance of appointment as Agent.
In such event, the Required Banks shall appoint a successor Agent or Agents, who must be from among the Banks and acceptable to the Borrower; provided, that the Agent shall be entitled to appoint a successor Agent acceptable to the Borrower from among the Banks, subject to acceptance of appointment by that successor Agent, if the Required Banks have not appointed a successor Agent within thirty (30) calendar days after the date the Agent gave notice of resignation or was removed. Upon a successor's acceptance of appointment as Agent, the successor will thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the Agent under the Loan Documents, and the resigning Agent will thereupon be discharged from its duties and obligations thereafter arising under the Loan Documents.

SECTION X.9 Agent's Fees. The Borrower shall pay the Agent for its own account fees in the amounts and at the times previously agreed upon in writing between the Borrower and the Agent.
     ARTICLE XI     MISCELLANEOUS  SECTION XI.1   No Waiver.  No
delay or failure on the part of the Agent or any Bank or any holder of any of the Notes in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Banks unless made in writing and signed by the Agent, and then only to the extent expressly specified therein.

SECTION XI.2 Notices. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including bank wire, telecopy or similar teletransmission or writing) and shall be given at the following addresses:

(1)  If to the Banks,    at the address specified opposite each
Bank's signature below

(2)  If to the Agent,    SunTrust Bank, Atlanta
25 Park Place
Atlanta, Georgia 30303

Attention:  Raymond King

Telephone: 404/230-5162
Telecopy:  404/588-8505

(3)  If to Borrower,     Dyersburg Fabrics Limited
              Partnership, I
c/o Dyersburg Fabrics Inc.
1315 East Phillips Street
Dyersburg, Tennessee  38024

Attention:  Mr. Jerome Wiggins

Telephone: 901/285-2323
Telecopy: 901/285-2323 ext. 284

(4)  If to any Guarantor,     Dyersburg Corporation
1315 East Phillips Street
Dyersburg, Tennessee  38024

Attention:  Mr. Jerome Wiggins

Telephone: 901/285-2323
Telecopy: 901/285-2323 ext. 284

Any such notice, request or other communication shall be effective
(i) if given by mail, upon the earlier of receipt or the fifth Business Day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified herein. The Borrower, the Guarantors, the Agent, or any Bank may change its address for notice purposes by notice to the other parties in the manner provided herein.

SECTION XI.3 Governing Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with
the laws of the State of Georgia.  SECTION XI.4   Survival of
Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Guarantors and the Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents. SECTION XI.5 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION XI.6 Severability. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the
remaining provisions.  SECTION XI.7     Time is of the Essence.
Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

SECTION XI.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. SECTION XI.9 Payment of Costs. The Borrower shall pay all costs, expenses, taxes and fees (i) incurred by the Agent in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents including, without limitation, the costs and professional fees of counsel for the Agent, King & Spalding, whether or not the transaction contemplated hereby shall be consummated, and any and all stamp, intangible or other taxes that may be payable or determined in the future to be payable in connection therewith; (ii) incurred by the Agent in connection with administration of the Borrowings and the Loan Documents in accordance with the provisions thereof and the preparation, execution and delivery of any waiver, amendment or consent by the Banks or the Agent relating to the Loan Documents, (other than a waiver or amendment requested by any Bank) including, without limitation, the costs and professional fees of counsel for the Agent; and (iii) incurred by the Agent and any of the Banks in enforcing the Loan Documents, including, without limitation, reasonable attorneys' fees of counsel for the Agent and the Banks.

SECTION XI.10 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Guarantors, the Borrower and the Banks, and their respective successors and assigns (with the exception of the participations described below, however, the Banks shall have no right to assign their interests herein without the prior consent of the Borrower); provided, however, none of the Guarantors or the Borrower shall have no right to assign its rights or obligations hereunder to any Person. Notwithstanding anything in this Agreement to the contrary, the Banks shall have the right, but shall not be obligated, to sell participations in the loans made pursuant hereto to affiliates of the Banks, other banks, financial institutions and investors; provided, however, that any transferee shall have no rights hereunder.

SECTION XI.11 Cumulative Remedies; No Waiver. The rights, powers, and remedies of the Agent or any Bank provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity.

SECTION XI.12 Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document (other than an extension of the Working Capital Agreement in accordance with its terms or a termination thereof), and no consent to any departure by the Guarantors, the Borrower or any Subsidiary therefrom, may in any event be effective unless in writing signed by the Agent (which the Agent agrees with the Banks not to sign without the approval of the Required Banks), and then only in the specific instance and for the specific purpose given; and without the approval in writing of each Bank with respect to its Advances, no amendment, modification, supplement, termination, waiver, or consent may be effective:

(a) to amend or modify the principal of, or the amount of principal, principal prepayments, or the rate of interest payable on, any Borrowing or the amount of any Commitment, or the Letter of
Credit;  (b)   to postpone any date fixed for any payment of
principal of, prepayment of principal of, or any installment of interest on, any Borrowing or to extend the term of any Commitment
or the Letter of Credit; or  (c)   to amend or modify the
definitions of "Commitment" or "Required Banks," or the provisions of Section 11.14 or of this Section 11.12.

Any amendment, modification, supplement, termination, waiver or consent effected in accordance with this Section 11.12 shall apply equally to, and shall be binding upon, all Banks and the Agent.

SECTION XI.13 Set-Off. Upon the occurrence and during the continuation of an Event of Default, each of the Guarantors and the Borrower authorizes each Bank, without notice or demand, to apply any indebtedness due or to become due to the Guarantors or the Borrower from such Bank in satisfaction of any of the indebtedness, liabilities or obligations of the Guarantors or Borrower under this Agreement or under any other Loan Document, including, without limitation, the right to set-off against any deposits or other cash collateral of the Guarantors or the Borrower held by such Bank. Such set-off shall be applied as provided in Section 4.04 hereof.

SECTION XI.14 Indemnity. Each of the Guarantors and the Borrower, jointly and severally agrees to protect, indemnify and save harmless the Agent and each Bank, and all directors, officers, employees and agents of the Agent and each Bank, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys' fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action, provided such claims, costs and liabilities are not proximately caused by such Agent's or Bank's gross negligence or willful misconduct or breach of this Agreement. The indemnity contained in this section shall survive the termination of this Agreement.

SECTION XI.15 Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Banks agree that, should any provision of this Agreement or of the Notes, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to the Banks by the Borrower under this Agreement.

SECTION XI.16 Jurisdiction and Venue. Each of the Guarantors and the Borrower agrees, without power of revocation, that any civil suit or action brought against it as a result of any of its obligations under this Agreement or under any other Loan Document may be brought against it either in the Superior Court of Fulton County, Georgia, or in the United States District Court for the Northern District of Georgia, and each of the Guarantors and the Borrower hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and each of the Guarantors and the Borrower agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

SECTION XI.17 Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agents prepared the same, it being agreed that the Borrower, the Agent, the Banks and their respective agents have participated in the preparation hereof.

SECTION XI.18 Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto including, without limitation, any loan commitment from the Agent to the Guarantors or the Borrower, are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by the Guarantors and the Borrower was not based upon any facts or materials provided by the Agent or any Bank, nor were the Guarantors and the Borrower induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Agent or any Bank.

SECTION XI.19 No Novation. This Agreement constitutes a consolidation, amendment and restatement of the Original Agreement effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Banks or the Agent based on any facts or events occurring or existing prior to the execution and delivery of this Agreement.



WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written.

DYERSBURG FABRICS LIMITED PARTNERSHIP, I, a Tennessee limited partnership

By:  DYERSBURG FABRICS INC., its
sole General Partner

By:_______________________________
      Paul Hallock
      Vice President

Attest:___________________________
Jerome M. Wiggins
Secretary

[CORPORATE SEAL]


DFIC, INC.


By:_______________________________
      Paul Hallock
      Vice President

Attest:___________________________
          Barbara Steen
          Secretary

DYERSBURG FABRICS INC.


By:_______________________________
      Paul Hallock
      Vice President-Finance

Attest:___________________________
          Jerome M. Wiggins
          Secretary

[CORPORATE SEAL]
DYERSBURG CORPORATION


By:_______________________________
                               Paul Hallock
      Vice President-Finance


Attest:___________________________
          Jerome M. Wiggins
          Secretary

[CORPORATE SEAL]



SUNTRUST BANK, ATLANTA, individually
and as Agent
Address:

25 Park Place
By:_______________________________
Atlanta, Georgia 30303                   Raymond King
Attention:     Raymond King              Vice President


By:_______________________________
     Title:_________________________




Address:                      NATIONAL CITY BANK, KENTUCKY
101 South Fifth Street
P. O. Box 36000
Louisville, Kentucky 40233
Attention:     Cheryl Mennen
By:_______________________________
     Title:_______________________



By:_______________________________
                         Title:_______________________



Address:                      NBD BANK

NBD Bank
611 Woodward Avenue           By:_______________________________
Detroit, Michigan  48226
Title:_______________________
Attention:  Kimberly Zazula
By:_______________________________
Title:_______________________



Address:                      THE BANK OF TOKYO-MITSUBISHI, LTD.,
ATLANTA AGENCY

The Bank of Tokyo-Mitsubishi,
  Ltd., Atlanta Agency
Georgia Pacific Center,
Suite 4970
133 Peachtree Street
Atlanta, Georgia 30303
By:_______________________________
Attention:     Richard Davis
Title:_________________________




Address:                      WACHOVIA BANK OF GEORGIA, N.A.

Wachovia Bank of Georgia,
 N.A.
191 Peachtree Street, N.E.
29th Floor
Atlanta, Georgia 30303
By:_______________________________
Attention:     Dee O'Dell
Title:_________________________


     EXHIBIT A

     SECOND
     AMENDED AND RESTATED
     REVOLVING CREDIT NOTE

April __, 1996              $_______________
     Atlanta, Georgia


FOR VALUE RECEIVED, the undersigned, DYERSBURG FABRICS LIMITED PARTNERSHIP, I, a Tennessee limited partnership (the "Borrower"), promises to pay to the order of ____________________, a ____________ banking corporation (the "Bank") at the principal office of SunTrust Bank, Atlanta (the "Agent") at One Park Place, Atlanta, Georgia 30303, or at such other place as the holder hereof may designate by notice in writing to Borrower, in immediately available funds in lawful money of the United States of America, on the maturity date of this Second Amended and Restated Revolving Credit Note (the "Termination Date") as set forth in that certain Second Amended and Restated Reducing Revolving Credit Agreement dated as of even date herewith (as hereafter amended, supplemented or modified, the "Agreement") by and among the Borrower, Dyersburg Corporation, a Tennessee corporation, Dyersburg Fabrics Inc., a Tennessee corporation, DFIC, Inc., a Delaware corporation ("Guarantors"), SunTrust Bank, Atlanta, individually and as Agent, Bank and various other lenders, the lesser of (i) the principal sum of ______________ AND NO/100 DOLLARS ($__________), or (ii) so much thereof as shall have been from time to time disbursed hereunder in accordance with the Agreement and not theretofore repaid, as shown on the grid schedule attached hereto (the "Grid Schedule").

In addition to principal, Borrower agrees to pay interest on the principal amounts disbursed hereunder from time to time from the date of each disbursement until paid at such rates of interest per annum and upon such dates as provided for in the Agreement. Interest shall accrue on the outstanding principal balance from the date hereof up to and through the date on which all principal and interest hereunder is paid in full, and shall be computed on the basis of the actual number of days elapsed in a 360-day year. Such interest is to be paid to Agent at its main office in Atlanta, Georgia.

This Second Amended and Restated Revolving Credit Note ("Note") evidences a revolving credit loan incurred pursuant to the terms and conditions of the Agreement to which reference is hereby made for a full and complete description of such terms and conditions. All capitalized terms used in this Note shall have the same meanings as set forth in the Agreement. Upon the occurrence of an Event of Default, the Bank may terminate its Commitment and the entire unpaid principal balance advanced hereunder and all accrued interest may be declared to be or may automatically become immediately due and payable in the manner and with the effect provided in the Agreement, and the Bank may thereafter exercise any of the remedies referred to in the Agreement, any other Loan Document, or existing under applicable law.

Bank shall at all times have a right of set-off against any deposit balances of Borrower in the possession of the Bank and the Bank may apply the same against payment of this Note or any other indebtedness of Borrower to the Bank. The payment of any indebtedness evidenced by this Note prior to the Termination Date shall not affect the enforceability of this Note as to any future, different or other indebtedness incurred hereunder by the Borrower.

In the event the indebtedness evidenced by this Note is collected by legal action or through an attorney-at-law, the Bank shall be entitled to recover from Borrower all costs of collection, including, without limitation, reasonable attorneys' fees if collected by or through an attorney-at-law.

Borrower acknowledges that the actual crediting of the amount of any disbursement under the Agreement to an account of Borrower (as shown on the Bank's or the Agent's records) or recording such amount in the Grid Schedule shall, in the absence of manifest error, constitute presumptive evidence of such disbursement, the type of Advance comprising such disbursement, and that such Advance was made and borrowed under the Agreement and, in the case of a Eurodollar Advance and Fixed Rate Advance, the Interest Period and rate applicable thereto. Such account records or Grid Schedule shall constitute, in the absence of manifest error, presumptive evidence of principal amounts outstanding of Eurodollar Advances, Base Rate Advances and Fixed Rate Advances and the payments made under the Agreement at any time and from time to time, provided that the failure of Bank to record on the Grid Schedule or in such records the type or amount of any Advance shall not affect the obligation of the undersigned to repay such amount together with interest thereon in accordance with this Note and the Agreement.

[This Note is an amendment and restatement and increase of that certain Amended and Restated Revolving Credit Note dated July 16, 1993 made by Dyersburg Fabrics Inc. in favor of the Bank, which note has been assumed by the Borrower, and is not being given by the Borrower or accepted by the Bank in satisfaction of said indebtedness or as a novation with respect thereto.]

Failure or forbearance of Bank to exercise any right hereunder, or otherwise granted by the Agreement or by law, shall not affect or release the liability of Borrower hereunder, and shall not constitute a waiver of such right unless so stated by Bank in writing. This Note shall be deemed to be made under, and shall be construed in accordance with and governed by, the laws of the State of Georgia. Time is of the essence of this Note.

          PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR AND PROTEST
ARE HEREBY WAIVED.

Executed under hand and seal of the Borrower as of the day and year first above written.


DYERSBURG FABRICS LIMITED
PARTNERSHIP, I, a Tennessee limited
partnership

By:  DYERSBURG FABRICS INC., its
sole General Partner



By: _______________________________
       Paul Hallock
       Vice President-Finance

Attest: ___________________________
Jerome M. Wiggins
Secretary

[CORPORATE SEAL]




     GRID SCHEDULE

     ADVANCES BEARING INTEREST
     AT THE BASE RATE



                                          Unpaid Principal
                                          Bearing Interest
            Amount of     Amount of         at the Above-
Notation
Date        Advance      Advance Repaid   Reference Rate     Made
By

            $________      $________       $__________



     GRID SCHEDULE


     ADVANCES BEARING INTEREST AT LIBOR

                                           Unpaid Principal
                                           Bearing Interest
            Amount of      Amount of         at the Above-
Notation
Date        Advance        Advance Repaid   Reference Rate     Made
By

            $________      $________         $__________





     GRID SCHEDULE


                ADVANCES BEARING INTEREST AT FIXED RATE

               Amount of                       Unpaid Principal
               Advance and                     Bearing Interest
               Interest       Amount of         at the Above-
Notation
Date           Period         Advance Repaid   Reference Rate
Made By

               $________      $________       $__________






     EXHIBIT B


     FORM OF CLOSING CERTIFICATE


Pursuant to Section 5.01 of the Second Amended and Restated Reducing Revolving Credit Agreement dated as of April 10, 1996 (the "Loan Agreement") among DYERSBURG FABRICS LIMITED PARTNERSHIP, I, a Tennessee limited partnership (the "Borrower"), DYERSBURG FABRICS INC., a Tennessee corporation, DYERSBURG CORPORATION, a Tennessee corporation and DFIC, INC., a Delaware corporation (collectively, the "Guarantors"), SUNTRUST BANK, ATLANTA, formerly known as Trust Company Bank, individually and as Agent, NBD BANK, NATIONAL CITY BANK, KENTUCKY, f/k/a, THE FIRST NATIONAL BANK OF LOUISVILLE, THE BANK OF TOKYO-MITSUBISHI, LTD., ATLANTA AGENCY and WACHOVIA BANK OF GEORGIA, N.A. (collectively, the "Banks"), the undersigned officer of the Borrower and the Guarantors hereby certifies to the Banks as follows (capitalized terms used herein having the same meanings as assigned to such terms in the Loan Agreement):

1. All representations and warranties made by the Borrower and the Guarantors and contained in the Loan Agreement are true and correct on and as of the date hereof with the same effect as if made on the date hereof.

2. After giving effect to the initial Advances to be made to the Borrower pursuant to the Loan Agreement, no Default or Event of Default will have occurred and be continuing.

3. The conditions precedent set forth in Section 5.01 of the Loan Agreement have been or will be satisfied prior to or concurrently with the making of the initial Advances pursuant to the Loan
Agreement.

5. The Transaction has been consummated in accordance with the terms described in the Loan Agreement and in compliance with all applicable law. All tangible assets of Dyersburg Fabrics Inc. have been legally transferred to the Borrower.

This Certificate executed and delivered this ___ day of April, 1996.


____________________________________
Paul Hallock, Vice President-Finance



     EXHIBIT C

     OPINION OF BORROWER'S COUNSEL



     Form of Opinion of Bass, Berry & Sims attached.




     EXHIBIT D

     SUBSIDIARIES


1. Dyersburg Fabrics Inc., a Tennessee corporation. All capital stock owned by the Holding Company.

2.   United Knitting Acquisition Inc., a Tennessee corporation
("UKAI").  All capital stock owned by DFI.

3. United Knitting Inc., a Tennessee corporation. All capital stock owned by UKAI.

4. DFIC, Inc., a Delaware corporation. All capital stock owned by DFI.

5. UKIC, Inc., a Delaware corporation. All capital stock owned by United Knitting Inc.

6. Dyersburg Fabrics Limited Partnership, Inc., a Tennessee limited partnership. DFI is the sole general partner and DFIC, Inc., is the sole limited partner.

7. United Knitting Limited Partnership, Inc., a Tennessee limited partnership. United Knitting Inc. is the sole general partner and UKIC, Inc. is the sole limited partner.



     EXHIBIT E

     LITIGATION

     None.


     EXHIBIT F

     EMPLOYEE BENEFIT PLANS

     None.




     EXHIBIT G

     CONFLICTING AGREEMENTS


     None.


     EXHIBIT H

     TRADEMARKS


Mark                Reg. No.       Date           Status

REDRAH              397,475*       9/8/42         Renewed
(9/8/82 to 9/8/02)

DYERSBURG & DESIGN  762,404**      12/31/63       Renewed
12/31/83 to
12/31/03)

VERS-A-NET          1,327,049***        3/26/85        Expires
3/26/05

FLEECE-FORCE             ****

TUFF-PUFF                ****

BAN-PILL                 ****

DYERSPORT                ****


* Trademark held by Trenton Mills, Inc. Certificate of Merger filed with U.S. Patents & Trademark Office.

**   Change of corporate name from Dyersburg Cotton Products, Inc.
to Dyersburg Fabrics Inc. recorded as of December 2, 1969,
Trademark Reel 185, Frames 196-197.

*** Application filed by Enterprise, Incorporated. Registration issued in the name of Dyersburg Fabrics Inc. Assignment recorded as of July 13, 1984, Trademark Reel 0471, Frame 606.

**** Application filed.  Registration not yet issued.


     EXHIBIT I

     COMPLIANCE CERTIFICATE


SunTrust Bank, Atlanta as Agent
25 Park Place
Atlanta, Georgia 30303
Attention: Raymond King

Re: Second Amended and Restated Reducing Revolving Credit Loan Agreement, dated as of April 10, 1996, by and among Dyersburg Fabrics Limited Partnership, I, Dyersburg Fabrics Inc., Dyersburg Corporation, DFIC, Inc., SunTrust Bank, Atlanta individually and as Agent, National City Bank, Kentucky, f/k/a The First National Bank of Louisville, NBD BANK, and The Bank of Tokyo-Mitsubishi, Ltd., Atlanta Agency (the "Loan Agreement")


Gentlemen:

Pursuant to the requirements of Section 7.09 of the above-referenced Loan Agreement, each of Dyersburg Fabrics Limited Partnership, I, Dyersburg Corporation, DFIC, Inc. and Dyersburg Fabrics Inc. hereby certifies that the computations set forth in Attachment No. 1 hereto are true and accurate computations of the ratios and other calculations required by the financial covenants and certain other provisions of the Loan Agreement.

Each of Dyersburg Fabrics Limited Partnership, I, Dyersburg Corporation, DFIC, Inc. and Dyersburg Fabrics Inc. further certifies that it is in compliance with such financial covenants and that no Default or Event of Default (as defined in the Loan Agreement) has occurred or is continuing.

Very truly yours,

DYERSBURG FABRICS LIMITED
PARTNERSHIP, I, a Tennessee
limited partnership, through its sole general partner

 DYERSBURG FABRICS INC.

 By:______________________
 Title:_____________________


                          DYERSBURG CORPORATION

 By:______________________
 Title:_____________________


DYERSBURG FABRICS INC.

By:______________________
 Title:_____________________


DFIC, INC.

 By:______________________
 Title:_____________________




     Attachment No. 1 to Compliance Certificate

The Certificate attached hereto is as of _____________ and pertains to the period from ____________ to ______________. All calculations are based upon the consolidated financial statements of Dyersburg Corporation.

$

A)   Interest Coverage - Calculated Quarterly
     ==========

 a)  Net Income, most recent 12 months             __________
 b)  Income Taxes, most recent 12 months           __________
 c)  Interest Expense, most recent 12 months       __________
 d)  (a+b+c)/c)                                    __________
 e)  Minimum required                              __________
 f)  Default Indicated?
      Yes/No

B)   Cash Flow Coverage Ratio - Calculated Quarterly

 a)  Net Income, most recent 12 months             __________
 b)  Depreciation, most recent 12 month            __________
 c)  amortization of Intangibles, most
  recent 12 months                                 __________
 d)  Cash Dividends paid,
  most recent 12 months                            __________
 e)  Capital Expenditures,
  most recent 12 months                            __________
 f)  Mandatory amortization of Debt, most
  recent 12 months                                 __________
 g)  (a+b+c+d)/(e+f)                               __________
 h)  Minimum required                              __________
 i)  Default Indicated:
       Yes/No

C)   Stockholder's Equity - Calculated Quarterly

 a)  Required Stockholder's Equity at last
  Statement Date                                   __________
 b)  Net Income since
  last Statement Date
(Show Net Loss as -0-)                             __________
 c)  50% of b                                      __________
 d)  Minimum Stockholder's Equity Required
 on Statement Date  (a+c)                          __________
 e)  Stockholder's Equity at Statement Date        __________
 f)  Default Indicated?
      Yes/No
D)   Funded Debt to Total Capital -
  Calculated Quarterly

 a)  Total Funded Debt                             __________
 b)  Net Worth                                     __________
 c)  a/(a+b)                                       __________
 d)  Maximum Allowed                               __________
 e)  Default Indicated?
      Yes/No

F)   Minimum Working Capital - Calculated Annually

 a)  Current Assets                                 __________
 b)  Current Liabilities                            __________
 c)  (a-b)                                          __________
 d)  Minimum required                               $15,000,000
 e)  Default Indicated?                             Yes/No






     EXHIBIT J

     Existing Liens as of Date of Agreement


DATE PLACE     FILE NO.  SECURED PARTY  COLLATERAL

09/22/88  Tennessee 696862    Unisys Finance Computer
                               Corporation    Equipment

09/22/88  Tennessee 697017    Unisys Finance Computer
                               Corporation    Equipment

11/02/89  Dyer County    70376     Unisys Finance Computer
                                   Corporation    Equipment

01/02/91  Tennessee 840395    Unisys Finance Computer
                               Corporation    Equipment

11/01/89  Tennessee 709548    Trust Company Bank  Gibson County
                                                   Facility

01/02/91  Tennessee 840528    Pitney Bowes Credit Manufacturing
                                    Corporation    Equipment

11/02/90  Tennessee 824162    Pitney Bowes Credit Manufacturing
                                    Corporation    Equipment

08/23/91  Tennessee 910590    Republic Factors    Accounts and
                                  Corp.           Contract Rights

12/04/91  Tennessee 938855    Lift Truck Sales    2 Forklift
                                    Service       Trucks

12/22/92  Tennessee 148763    General Electric    Manufacturing
                                Credit Corporation  Equipment

12/22/92  Tennessee 148762    General Electric    Manufacturing
                              Credit Corporation  Equipment

01/05/93  Tennessee 152162    General Electric    Manufacturing
                             Credit Corporation  Equipment

01/05/93  Tennessee 152161    General Electric    Manufacturing
                              Credit Corporation  Equipment

04/23/93  Tennessee 187557    American Business   Office
                              Credit Corporation  Equipment

06/09/93  Tennessee 202673    Dyersburg      DFI New
                              Corporation    Knitting Facility

02/11/94  Tennessee 279208    BNY Financial  Assignment of
                               Corporation    262657
                                (Assignee)     Accounts and
                               Contract Rights

11/18/94  Tennessee 372066    American Business   Office
                              Credit Corporation  Equipment

12/15/95  Tennessee 501029    Master Lease Div.   Office
                                of Tokai          Equipment

12/29/95  Tennessee 504324    First American   Manufacturing
                              National Bank    Equipment

02/13/96  Tennessee 518916    First American   Manufacturing
                              National Bank    Equipment